                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                  XIRCOM, INC.

                                       AT
                               $25 NET PER SHARE
                                       BY

                          ESR ACQUISITION CORPORATION

                        A DIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF

                               INTEL CORPORATION

    THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 2, 2001 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. SHARES (AS DEFINED HEREIN) WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG INTEL CORPORATION, A DELAWARE CORPORATION ("INTEL"), ESR ACQUISITION CORPORATION, A DELAWARE CORPORATION AND DIRECT WHOLLY-OWNED SUBSIDIARY OF INTEL ("PURCHASER"), AND XIRCOM, INC., A CALIFORNIA CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN, OR OTHERWISE BENEFICIALLY OWNED BY INTEL OR PURCHASER, A NUMBER OF SHARES OF THE COMMON STOCK OF THE COMPANY REPRESENTING AT LEAST A MAJORITY OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED COMPANY STOCK OPTIONS AND UNVESTED COMPANY STOCK OPTIONS THAT VEST, OR UPON CONSUMMATION OF THE OFFER WILL VEST, PRIOR TO THE FINAL DATE (AS DEFINED HEREIN)), (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS, AND (3) COMPLIANCE BY THE COMPANY WITH CERTAIN FINANCIAL AND BUSINESS CRITERIA.

    AT A MEETING DULY CALLED AND HELD ON JANUARY 14, 2001, THE BOARD OF DIRECTORS OF THE COMPANY, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS; (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RESOLVED TO RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "SHARES"), OF THE COMPANY THEREUNDER TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                            ------------------------

                                   IMPORTANT

    Any shareholder of the Company desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal (as defined herein), or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by the instructions to the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the section entitled "The Tender Offer -- 2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

    Shareholders of the Company who desire to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the section entitled "The Tender Offer -- 2. Procedure for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.

                            ------------------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

             The date of this Offer to Purchase is January 29, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................   ii
INTRODUCTION................................................    1
THE TENDER OFFER............................................    4
 1. Terms of the Offer; Expiration Date.....................    4
 2. Procedure for Accepting the Offer and Tendering
   Shares...................................................    5
 3. Withdrawal Rights.......................................    8
 4. Acceptance for Payment and Payment for Shares...........    8
 5. Certain U.S. Federal Income Tax Consequences of the
   Offer and Merger.........................................    9
 6. Price Range of the Shares...............................   10
 7. Certain Information Concerning the Company..............   11
 8. Certain Information Concerning Intel and Purchaser......   16
 9. Source and Amount of Funds..............................   17
10. Certain Transactions between Intel and the Company......   17
11. Contacts with the Company; Background of the Offer and
  the Merger................................................   18
12. Purpose of the Offer and the Merger Agreement...........   20
13. The Merger Agreement, the Stock Option Agreement and the
  Tender and Voting Agreement...............................   21
14. Interests of Certain Persons in the Merger..............   38
15. Going Private Transactions..............................   39
16. Dividends and Distributions.............................   40
17. Effects of the Offer on the Market for the Shares;
    Nasdaq National Market; Exchange Act Registration;
    Margin Regulations......................................   40
18. Certain Conditions of the Offer.........................   41
19. Certain Legal Matters; Regulatory Approvals.............   43
20. Fees and Expenses.......................................   45
21. Miscellaneous...........................................   45
SCHEDULE I..................................................  I-1
ANNEX A.....................................................  A-1

                               SUMMARY TERM SHEET

     ESR Acquisition Corporation is offering to purchase any and all of the outstanding common stock of Xircom, Inc. for $25 per share, net to you in cash, subject to U.S. federal income tax or other applicable withholding requirements. The following are some of the questions that you, as a shareholder of Xircom, might have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is ESR Acquisition Corporation. We are a Delaware corporation formed by Intel Corporation for the purpose of making a tender offer for all of the issued and outstanding common stock of Xircom. We have carried on no activities other than in connection with the merger agreement among Xircom, us, and Intel Corporation, a Delaware corporation. We are a direct wholly-owned subsidiary of Intel Corporation. Intel Corporation designs, develops, manufactures and markets microcomputer components and related products at various levels of integration. Intel Corporation's principal components consist of silicon-based semiconductors etched with complex patterns of transistors. Many of these integrated circuits can perform the functions of millions of transistors, diodes, capacitors and resistors. See the "Introduction" to this Offer to Purchase and Section 9 entitled "Certain Information Concerning Intel and Purchaser" for more detailed information.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase any and all of the issued and outstanding shares of common stock of Xircom. See the "Introduction" to this Offer to Purchase and
Section 1 entitled "Terms of the Offer; Expiration Date" for more detailed information. This is the only class of outstanding capital stock of Xircom.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $25 per share, net to you in cash, subject to U.S. federal income tax or other applicable withholding requirements. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 2 entitled "Procedure for Accepting the Offer and Tendering Shares" for more detailed information.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Intel Corporation, our parent company, has sufficient cash and cash-equivalent resources on hand to complete the offer and the merger. Intel Corporation will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and will provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned on obtaining any financing. See Section 9 to this Offer to Purchase entitled "Source and Amount of Funds" for more detailed information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because (1) the form of payment consists solely of cash, which we have readily available, (2) the offer is not subject to any financing condition, and (3) the offer is for any and all issued and outstanding shares of Xircom. See Section 9 to this Offer to Purchase entitled "Source and Amount of Funds" for more detailed information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 5:00 p.m., New York City time, on Friday, March 2, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 to this Offer to Purchase entitled "Terms of the Offer; Expiration Date" and Section 2 entitled "Procedures for Accepting the Offer and Tendering Shares" for more detailed information.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We can extend the offer in accordance with the terms of the merger agreement, and in some circumstances we must extend the offer. Under the merger agreement, without the consent of Xircom's board of directors, we may:

     - from time to time extend the offer, if at the scheduled expiration date of the offer any of the conditions to the offer have not been satisfied or waived, until such time as such conditions are satisfied or waived;

     - extend the offer for any period required by any law, or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or staff thereof applicable to the offer;

     - if the first purchase of shares under the offer shall not have occurred prior to March 31, 2001, extend the offer to the later of April 10, 2001 and the date on which all conditions to the offer are satisfied; and

     - extend the offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date permitted above if on such expiration date the shareholders of Xircom shall not have tendered at least 90% of the outstanding shares of Xircom common stock.

     We have also agreed with Xircom that if any one or more conditions to the offer are not satisfied and particular events that would permit us not to accept tendered shares have not occurred at the time of any scheduled expiration date, then, if the conditions are reasonably capable of being satisfied, we will extend the offer from time to time unless any of these conditions is no longer reasonably capable of being satisfied or any of these events has occurred; provided that we will not be required to extend the offer beyond March 31, 2001, unless the condition relating to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act is not satisfied on such date and certain events that would give us the right to terminate the offer have not occurred, in which case the March 31, 2000 date will be extended to May 15, 2001. See Section 1 to this Offer to Purchase entitled "Terms of the Offer; Expiration Date" for more detailed information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Citibank, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Maybe. Under the merger agreement, we have reserved the right to provide a subsequent offering period of not less than three business days, following our acceptance of and payment for shares in the offer. We are not required to provide a subsequent offering period. Therefore, if you do not tender your shares before the offer closes, you may not be able to tender your shares pursuant to the offer. See Section 1 to this Offer to Purchase entitled "Terms of the Offer; Expiration Date" for more detailed information.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is conditioned upon, among other things:

     - there being validly tendered by the expiration of the offer and not withdrawn, or otherwise beneficially owned by Intel Corporation or ESR Acquisition Corporation, a number of shares of the common stock of Xircom representing at least a majority of the shares issued and outstanding on a fully-diluted basis (including for purposes of such calculation all shares issuable upon exercise of all vested Xircom stock options and unvested Xircom stock options that vest, or upon consummation of the offer will vest, prior to May 15, 2001);

     - the satisfaction or waiver of certain conditions to the obligations of ESR Acquisition Corporation and Xircom to consummate the transactions contemplated by the merger agreement, including receipt of certain governmental and regulatory approvals; and

     - compliance by Xircom with certain financial and business criteria.

     The financial and business criteria referred to above relate to Xircom's total cash and net working capital at the expiration of the offer, Xircom's revenue for the quarter ended March 31, 2001 (if the offer extends through March 31, 2001), and compliance by Xircom with agreed manufacturing and engineering plans and capital expenditure budgets. We have reserved the right to waive any and all of our conditions to the offer at our discretion, subject to certain limitations. See Section 1 to this Offer to Purchase entitled "Terms of the Offer; Expiration Date" and Section 18 "Certain Conditions to the Offer" for more detailed information on the conditions to the offer.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Citibank, N.A., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For your tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 to this Offer to Purchase entitled "Procedure for Accepting the Offer and Tendering Shares" for more detailed information.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired, and if we have not accepted your shares for payment by Friday, March 30, 2001, you may withdraw them at any time after that date until we accept your shares for payment. See Section 1 to this Offer to Purchase entitled "Terms of the Offer; Expiration Date" and Section 3 "Withdrawal Rights" for more detailed information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3 to this Offer to Purchase entitled "Withdrawal Rights" for more detailed information.

WHAT DOES THE BOARD OF DIRECTORS OF XIRCOM THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been unanimously approved by the Xircom board of directors. The Xircom board of directors has (1) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of the shareholders of Xircom, (2) approved the merger agreement and the transactions contemplated thereby, and (3) recommended that the shareholders of Xircom tender their shares pursuant to the offer. See the "Introduction" to this Offer to Purchase for more detailed information.

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Dirk I. Gates, the President, Chief Executive Officer and Chairman of the Board of Xircom, who holds approximately 2.3% of the currently outstanding shares of Xircom common stock, has agreed, pursuant to a Tender and Voting Agreement, to tender his shares to us in the offer and to vote in favor of the merger and against any competing acquisition proposal. See the "Introduction" to this Offer to Purchase and Section 13 entitled "The Merger Agreement, the Stock Option Agreement and the Tender and Voting Agreement" for more detailed information. In addition, Intel currently holds 1,868,530, or approximately 6.2%, of the issued and outstanding shares.

IF FEWER THAN ALL OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL XIRCOM CONTINUE AS A PUBLIC COMPANY?

     In such an event, Xircom would continue as a public company for only a limited period of time. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Xircom will become a direct wholly-owned subsidiary of Intel Corporation and will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that Xircom common stock could become ineligible for continued quotation on the Nasdaq National Market System. In addition, you should be aware that there may not be an active public trading market (or, possibly, that there may not be any public trading market of any kind) for shares of Xircom common stock, and Xircom may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 17 to this Offer to Purchase entitled "Effects of the Offer on the Market for the Shares; Nasdaq National Market; Exchange Act Registration; Margin Regulations" for more detailed information.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL SHARES OF XIRCOM ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for any of the shares of Xircom, we intend to be merged with and into Xircom. If the merger takes place, Intel Corporation will own all of the shares of Xircom, and all other persons who were shareholders of Xircom immediately prior to the merger (except for dissenting shareholders who have properly exercised their appraisal rights, if available) will be entitled to receive $25 per share, net to them in cash, subject to U.S. federal income tax or other applicable withholding requirements. See the "Introduction" to this Offer to Purchase for more detailed information.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering in the offer (except for dissenting shareholders who have properly exercised their appraisal rights, if available) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of shareholders and the number of shares of Xircom that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be a public trading market of any kind) for Xircom common stock. Also, as described above, Xircom may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 17 entitled "Effects of the Offer on the Market for the Shares; Nasdaq National Market; Exchange Act Registration; Margin Regulations" for more detailed information.

WILL I HAVE ANY APPRAISAL OR DISSENTERS' RIGHTS IN CONNECTION WITH THE OFFER?

     There are no appraisal or dissenters' rights in connection with the offer. Dissenters' rights may be available in connection with the merger. See Section 12 to this Offer to Purchase entitled "Purpose of the Offer and the Merger Agreement" for more detailed information.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 12, 2001, the last trading day before we announced the signing of the merger agreement, the last reported sale price of Xircom common stock on the Nasdaq National Market was $18.063 per share. On January 16, 2001, the next trading day after we announced the execution of the merger agreement contemplating the offer, the last reported sale price of Xircom common stock on the Nasdaq National Market was $24.656 per share. On January 26, 2001, the last trading day before commencement of the offer, the last reported sale price of Xircom common stock on the Nasdaq National Market was $24.438 per share. We encourage you to obtain a recent quotation for shares of Xircom common stock in deciding whether to tender your shares. See Section 6 to this Offer to Purchase entitled "Price Range of the Shares" for more detailed information.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold. See Section 5 to this Offer to Purchase entitled "Certain U.S. Federal Income Tax Consequences of the Offer and the Merger" for more detailed information.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call the information agent for the offer, D.F. King & Co., Inc., at
(800) 628-8528 (toll free). See the back cover of this Offer to Purchase for more information.

To the Holders of Common Stock of Xircom, Inc.:

                                  INTRODUCTION

     ESR Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a newly formed, direct wholly-owned subsidiary of Intel Corporation, a Delaware corporation ("Intel"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares" or the "Company Common Stock"), of Xircom, Inc., a California corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $25 per Share, without interest (the "Offer Price"), net to the tendering shareholder in cash.

     The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated January 15, 2001 (the "Merger Agreement"), by and among the Company, Purchaser and Intel. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation and a direct wholly-owned subsidiary of Intel after the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (except for Shares owned by the Company or Intel, or by any subsidiary of the Company or Intel and shares held by shareholders exercising their appraisal rights under the California Corporations Code (the "CCC") (collectively, the "Excluded Shares")) will be converted into the right to receive the Offer Price, net to the holder in cash.

     AT A MEETING DULY CALLED AND HELD ON JANUARY 14, 2001, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS; (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RESOLVED TO RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES THEREUNDER TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, INTEL AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN, OR OTHERWISE BENEFICIALLY OWNED BY INTEL OR PURCHASER, A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE SHARES ON A FULLY-DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED COMPANY STOCK OPTIONS AND UNVESTED COMPANY STOCK OPTIONS THAT VEST, OR UPON CONSUMMATION OF THE OFFER WILL VEST, PRIOR TO THE FINAL DATE (AS DEFINED HEREIN)) (THE "MINIMUM CONDITION"), (2) RECEIPT BY PURCHASER, INTEL AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS, AND (3) COMPLIANCE BY THE COMPANY WITH CERTAIN FINANCIAL AND BUSINESS CRITERIA. SEE "THE TENDER
OFFER -- 18. CERTAIN CONDITIONS OF THE OFFER" AND "-- 19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS" FOR MORE DETAILED INFORMATION.

     THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 2, 2001, UNLESS EXTENDED.

     Consummation of the Merger is subject to receipt of certain regulatory approvals and satisfaction of a number of other conditions, including approval by the shareholders of the Company if such approval is required by applicable law. See "The Tender Offer -- 18. Certain Conditions of the Offer" and
"-- 19. Certain Legal Matters; Regulatory Approvals" for more detailed information. If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder of the Company. If Purchaser acquires at least ninety percent (90%) of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other shareholders of the Company pursuant to the short-form merger provisions of the CCC. In addition, Intel and the Company have entered into a Stock Option Agreement dated as of January 15, 2001 (the "Stock Option Agreement") that permits Intel to purchase, under certain circumstances, up to 5,954,325 Shares (or such other number of Shares as equals 19.9% of the issued and outstanding Shares at the time of exercise of the option) at an exercise price of $25 per Share. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of Shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock. The option is also exercisable upon a termination of the Merger Agreement in a manner obligating the Company to pay Intel liquidated damages. See "The Tender Offer -- 13. The Merger Agreement, the Stock Option Agreement and the Tender and Voting Agreement" for more detailed information.

     Intel and Purchaser have entered into a Tender and Voting Agreement (the "Voting Agreement") with Dirk I. Gates, a shareholder of the Company and the President, Chief Executive Officer and Chairman of the Board, who owns 674,333 Shares, representing approximately 2.3% of the issued and outstanding Shares. Pursuant to the Voting Agreement, upon the terms and subject to the conditions therein, Mr. Gates has agreed (1) promptly to tender to Purchaser all Shares beneficially owned by him and (2) to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     Each holder (other than holders of Excluded Shares) of a certificate representing any Shares will, from and after the consummation of the Merger, cease to have any rights with respect to such Shares, except the right to receive the Offer Price. From and after the consummation of the Merger, each Excluded Share (except for shares held by shareholders exercising their appraisal rights under the CCC, if available) will be canceled and extinguished and cease to exist without any conversion thereof, and no payment will be made with respect thereto.

     BROADVIEW INTERNATIONAL LLC ("BROADVIEW"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE COMPANY BOARD, DATED JANUARY 14, 2001 (THE "BROADVIEW OPINION"), TO THE EFFECT THAT, AS OF JANUARY 14, 2001, THE PROPOSED CASH CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY (OTHER THAN INTEL AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE BROADVIEW OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY HEREWITH. SHAREHOLDERS ARE URGED TO READ THE BROADVIEW OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF BROADVIEW.

     The Company has represented to Purchaser that as of January 12, 2001 there were issued and outstanding 29,921,232 Shares (exclusive of treasury shares) and options to acquire approximately 7,760,424 Shares. As of the date hereof, Intel owns 1,868,530 Shares. As of the date hereof, the Minimum Condition should therefore be satisfied if at least approximately 15,805,054 Shares are validly tendered and not withdrawn prior to the Expiration Date, inclusive of the 674,333 Shares that will be tendered to Purchaser pursuant to the Voting Agreement.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Tendering shareholders will not be obligated to pay solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "The Tender Offer -- 5. Certain U.S. Federal Income Tax Consequences of the Offer and Merger" for more detailed information. Purchaser will pay all charges and expenses of Citibank, N.A., as Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "The Tender Offer -- 20. Fees and Expenses."

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Neither Intel nor Purchaser takes any responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Intel and Purchaser was supplied by Intel and Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER -- 21. MISCELLANEOUS" FOR MORE DETAILED INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

     References herein to Intel will, unless the context indicates otherwise, include Intel and all of its subsidiaries, including Purchaser.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn in accordance with the terms set forth in this Offer to Purchase under the section entitled "The Tender Offer -- 3. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, March 2, 2001, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, no change may be made that
(1) decreases the Offer Price, (2) changes the form of consideration to be paid in the Offer, (3) reduces the maximum number of Shares to be purchased in the Offer, (4) imposes conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, (5) amends the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope, (6) amends any other term of the Offer in a manner adverse to the holders of the Shares, (7) extends the Offer except as permitted by the terms of the Merger Agreement, or
(8) amends or waives the Minimum Condition. Purchaser also has the right to waive any of the conditions of the Offer (except as otherwise provided in the Merger Agreement).

     Purchaser may, without the consent of the Company Board, (1) from time to time extend the Offer, if at the scheduled Expiration Date any conditions to the Offer have not been satisfied or waived, (2) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (3) if the first purchase of Shares under the Offer shall not have occurred prior to March 31, 2001, extend the Offer to the later of April 10, 2001 and the date on which all conditions to the Offer have been satisfied, or (4) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause (1),
(2) or (3) of this sentence if, on such Expiration Date, there have not been tendered at least ninety percent (90%) of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement and described in "The Tender Offer -- 18. Certain Conditions to the Offer" below are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement and described in "The Tender Offer -- 18. Certain Conditions to the Offer" below that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided that such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond March 31, 2001 (provided that if on March 31, 2001 the condition set forth in clause (ii) of the first paragraph of Annex A to the Merger Agreement and described in "The Tender
Offer -- 18. Certain Conditions to the Offer" below regarding the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A that would permit Purchaser not to accept Shares tendered for payment has occurred and is continuing, then such March 31, 2001 date will be automatically extended to May 15, 2001). As used in this Offer to Purchase, "business day" means any day, other than a day on which the Nasdaq National Market is closed.

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (1) terminate or amend the Offer, (2) extend the Offer and postpone acceptance for payment of any Shares or
(3) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that an offeror either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Intel or Purchaser waives any of the conditions set forth in this Offer to Purchase under the section entitled "The Tender Offer -- 18. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Company shareholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials, including by public announcement as set forth above, and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum of ten business days is generally required to allow for adequate dissemination to shareholders and for investor response.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     The Company has provided Purchaser with the Company shareholder list, a non-objecting beneficial owners list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender of Shares

     For a shareholder to validly tender Shares pursuant to the Offer, either:
(1) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and
(b) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date; or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfers

     The Purchaser will request that the Depositary establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through a book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with its book-entry procedures does not constitute valid delivery to the Depositary.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     No signature guarantee on the Letter of Transmittal is required if (1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for more detailed information. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for more detailed information.

  Guaranteed Delivery

     If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

     - the tender is made by or through an Eligible Institution;

     - the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

     - the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to the Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of the Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which securities are traded on the New York Stock Exchange.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates for (or a timely Book-Entry Confirmation with respect to) the Shares, (2) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and any other required documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering shareholders, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither Purchaser, Intel, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements

     By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as the shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of the Shares on or after the Expiration Date), effective when, if and to the extent that Purchaser accepts the Shares for payment pursuant to the Offer. All such proxies will be considered coupled with an interest in the tendered Shares. Upon acceptance for payment, all prior proxies given by the shareholder with respect to the Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of the shareholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for the Shares, Purchaser must be able to exercise full voting rights with respect to the Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described in this section will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Income Tax Withholding

     To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a United States shareholder tendering Shares in the offer must provide the Depositary with the shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the shareholder is not subject to backup withholding. If a United States shareholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to the shareholder pursuant to the Offer. All United States shareholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Tendered Shares may be withdrawn at any time prior to the Expiration Date only by following the procedures described below.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on the Share Certificates if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be furnished to the Depositary and, unless the Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. Neither Purchaser, the Depositary, the Information Agent nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with
Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates for the Shares (or timely Book-Entry Confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above), (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of the Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make the payments will be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent. See "The Tender Offer -- 20. Fees and Expenses" for more detailed information.

     If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for the Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates for any such Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above, the Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND MERGER

     The summary of U.S. federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon the shareholder's particular situation. The following does not address the U.S. federal income tax consequences to all categories of shareholders that may be subject to special rules (e.g., financial institutions, broker-dealers, persons who are not citizens or residents of the United States, insurance companies, tax exempt organizations, persons who acquired their shares as part of a straddle, hedge or other integrated instrument, and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (generally, property held for investment). ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a shareholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the Shares sold and the shareholder's adjusted tax basis in the Shares exchanged. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated and characterized separately for each block of Shares (i.e., Shares with the same tax basis and holding period) exchanged pursuant to the Offer or the Merger. Capital gains recognized by a noncorporate taxpayer upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) that exchanges Shares pursuant to the Offer or the Merger may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that the number provided is correct and that the shareholder is not subject to backup withholding. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See "The Tender Offer -- 2. Procedure for Accepting the Offer and Tendering Shares" for more detailed information.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to the shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS on a timely basis. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return on a timely basis.

6. PRICE RANGE OF THE SHARES

     Since March 31, 1992, the Shares have been quoted on the Nasdaq National Market under the symbol "XIRC." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Company Common Stock as reported by the Nasdaq National Market:

                                                                   TRADING
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Fiscal Year ended September 30, 1999:
  First Quarter.............................................  $36.125    $15.625
  Second Quarter............................................  $46.250    $23.000
  Third Quarter.............................................  $31.312    $15.750
  Fourth Quarter............................................  $48.000    $29.875
Fiscal Year ended September 30, 2000:
  First Quarter.............................................  $75.937    $42.062
  Second Quarter............................................  $71.125    $33.500
  Third Quarter.............................................  $52.750    $29.125
  Fourth Quarter............................................  $51.250    $23.500
Fiscal Year ended September 30, 2001:
  First Quarter.............................................  $26.250    $12.250
  Second Quarter (through January 26, 2001).................  $24.688    $14.781

     On January 12, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sales price of Company Common Stock on the Nasdaq National Market was $18.063 per Share. On January 26, 2001, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sales price of Company Common Stock on the Nasdaq National Market was $24.438 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR COMPANY COMMON STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The information concerning the Company contained in this Offer to Purchase has been provided by the Company or has been taken from publicly available documents and records on file with the Commission and other public sources. Neither Intel nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained herein or in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Intel or Purchaser.

     The Company is a California corporation with its principal executive offices located at 2300 Corporate Center Drive, Thousand Oaks, California 91320. The Company's telephone number at its principal executive offices is (805) 376-9300. The Company is a leading global provider of mobile networking and information access solutions for mobile computer users. The Company's connectivity solutions allow mobile users worldwide to connect notebook and handheld computers to corporate networks, the Internet, intranets, extranets, and other online resources. The Company is focused on the design, development, manufacture, marketing and support of mobile information access products for notebook and handheld computers and other computing devices. The Company's products are recognized for innovative technology, high reliability and broad compatibility. The Company sells and supports its products in over 100 countries through distributors, resellers, electronic channels and global original equipment manufacturer partnerships. The Company has regional headquarters in Belgium and Singapore, and approximately 1,900 employees worldwide.

  Available Information

     The Company Common Stock is registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers, including their remuneration, stock options granted to them and shares held by them, the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  Recent Developments

     On January 15, 2001, the Company announced its results for the three months ended December 31, 2000, the Company's first fiscal quarter for 2001. Net sales for the three months ended December 31, 2000 were $120.1 million, compared to $124.1 million for the same period in the last fiscal year. Net income, excluding acquisition-related costs, was $0.2 million, or $0.01 per share, compared to $15.3 million, or $0.55 per share, for the same period in the last fiscal year. Including acquisition-related costs, net loss was $2.5 million, or $0.08 per share, for the three months ended December 31, 2000. Acquisition-related costs consist of non-recurring charges related to acquisitions and ongoing amortization of goodwill and other acquisition-related intangibles from transactions completed in prior periods. Set forth below is certain financial information with respect to the Company and its consolidated subsidiaries contained in the Company's Current Report on Form 8-K filed with the Commission on January 18, 2001.

                                  XIRCOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION AND PERCENTAGES)

                                                               THREE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                  (UNAUDITED)
Net sales...................................................  $120,094    $124,111
Cost of sales...............................................    84,765      67,038
                                                              --------    --------
Gross profit................................................    35,329      57,073

Operating expenses:
  Research and development..................................    11,027       7,569
  Sales and marketing.......................................    21,798      24,832
  General and administrative................................     5,931       4,392
  Nonrecurring acquisition-related charges..................        --       2,865
  Amortization of goodwill and other acquisition-related
     intangibles............................................     2,815         608
                                                              --------    --------
          Total operating expenses..........................    41,571      40,266
                                                              --------    --------
Operating income (loss).....................................    (6,242)     16,807
Other income, net...........................................     3,719         625
                                                              --------    --------
Income (loss) before income taxes...........................    (2,523)     17,432
Income tax provision (benefit)..............................       (63)      4,707
                                                              --------    --------
Net income (loss)...........................................  $ (2,460)   $ 12,725
                                                              ========    ========

Diluted earnings (loss) per share...........................  $   (.08)   $    .46
Diluted earnings per share, excluding acquisition-related
  costs.....................................................  $    .01    $    .55
Weighted average shares outstanding.........................    29,726      27,905

Net sales...................................................     100.0%      100.0%
Gross profit................................................      29.4%       46.0%
Research and development....................................       9.3%        6.1%
Sales and marketing.........................................      18.1%       20.0%
General and administrative..................................       4.9%        3.6%
Acquisition-related costs...................................       2.3%        2.8%
                                                              --------    --------
                                                                  34.6%       32.5%
Operating income (loss).....................................      (5.2)%      13.5%
Operating income (loss), excluding acquisition-related
  costs.....................................................      (2.9)%      16.3%
Net income (loss)...........................................      (2.0)%      10.3%

                                  XIRCOM, INC.

                INFORMATION EXCLUDING ACQUISITION-RELATED COSTS
                                  (UNAUDITED)
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION AND PERCENTAGES)

     The following supplemental information excludes acquisition-related costs consisting of nonrecurring acquisition-related charges and ongoing amortization of goodwill and other acquisition-related intangibles. This information is not prepared in accordance with generally accepted accounting principles.

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                                 (UNAUDITED)
Operations excluding acquisition-related costs:
Operating expenses..........................................  $38,756    $36,793
Operating income............................................  $(3,427)   $20,280
Net income..................................................  $   229    $15,261
Diluted earnings per share..................................  $   .01    $   .55
Operating expenses..........................................     32.3%      29.7%
Operating income (loss).....................................     (2.9)%     16.3%
Income tax rate.............................................     22.0%      27.0%
Net income..................................................      0.2%      12.3%

                                  XIRCOM, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000            2000
                                                              ------------    -------------
                                                              (UNAUDITED)
Current assets:
  Cash, and short term investments..........................    $274,465        $308,489
  Accounts receivable.......................................      48,841          53,203
  Income tax receivable.....................................       6,029           2,377
  Inventories...............................................      35,104          24,483
  Deferred income taxes.....................................      15,109          14,674
  Other current assets......................................      13,360           9,045
                                                                --------        --------
          Total current assets..............................     392,908         412,271
Property and equipment, net.................................      81,858          74,734
Other assets................................................      54,638          54,544
                                                                --------        --------
          Total assets......................................    $529,404        $541,549
                                                                ========        ========
Current liabilities:
  Accounts payable..........................................    $ 24,852        $ 34,014
  Accrued liabilities.......................................      36,054          39,442
                                                                --------        --------
          Total current liabilities.........................      60,906          73,456
Deferred income taxes.......................................      20,723          17,134
Shareholders' equity:
  Common stock..............................................          30              30
  Paid-in capital...........................................     402,206         402,930
  Retained earnings.........................................      45,539          47,999
                                                                --------        --------
          Total shareholders' equity........................     447,775         450,959
                                                                --------        --------
          Total liabilities and shareholders' equity........    $529,404        $541,549
                                                                ========        ========

8. CERTAIN INFORMATION CONCERNING INTEL AND PURCHASER

  General

     Intel is a Delaware corporation with its principal offices located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Intel designs, develops, manufactures and markets microcomputer components and related products at various levels of integration. Intel's principal components consist of silicon-based semiconductors etched with complex patterns of transistors. Many of these integrated circuits can perform the functions of millions of individual transistors, diodes, capacitors and resistors.

     Purchaser is a Delaware corporation with its principal executive offices located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Purchaser is a direct wholly-owned subsidiary of Intel, was organized to acquire the Company and has not conducted any unrelated activities since its organization.

  Available Information

     Intel is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Information, as of particular dates, concerning Intel's directors and officers, their remuneration, stock options and other matters, the principal holders of Intel's securities and any material interest of such persons in transactions with Intel is required to be disclosed in proxy statements distributed to Intel's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is described for the Company in Section 7. Copies of some of Intel's periodic reports and proxy statements may also be obtained from Intel's Internet site on the World Wide Web at http://www.intel.com.

  Directors and Officers

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Intel and Purchaser are set forth in Schedule I hereto.

     Except as otherwise described in this Offer to Purchase, none of Intel, Purchaser or, to the best knowledge of Intel and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Shares and none of Intel, Purchaser or, to the best knowledge of Intel and Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as otherwise described in this Offer to Purchase, (1) none of Intel, Purchaser or any of their respective subsidiaries nor, to the best knowledge of Intel and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (2) none of Intel, Purchaser or, to the best knowledge of Intel and Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 11 of this Offer to Purchase entitled "Contacts with the Company; Background of the Offer and the Merger" and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser or Intel, or any of their respective subsidiaries or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the

Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase the Shares, other than those which are already owned by Intel, and consummate the Offer and the Merger will be approximately $701.3 million. Purchaser will obtain all funds needed for the Offer through a capital contribution, which will be made by Intel to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Intel intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN INTEL AND THE COMPANY

     On August 1, 1991, Intel and the Company entered into a Corporate Non-disclosure Agreement (the "CNDA"). Under the CNDA, both parties agreed to sign a confidential information and transmittal record (a "CITR"), from time to time, to protect a disclosing party from disclosure of its confidential, proprietary and trade secret information ("Confidential Information"). Under the CNDA/CITR, the receiving party shall (1) protect the Confidential Information from disclosure to any third parties without the prior written approval of the disclosing party and (2) exercise a reasonable degree of care to protect the Confidential Information as it would have protected its own Confidential Information. The period of confidentiality is generally five years from the date of the CITR. Title to the Confidential Information at all times belongs to the disclosing party, and upon termination of the CNDA, or at the disclosing party's request, the receiving party shall either destroy the Confidential Information and copies thereof or return them to the disclosing party.

     On October 30, 2000, pursuant to discussions of a potential investment in or acquisition of the Company by Intel, Intel and the Company signed a CITR which protects the Company from the disclosure of information relating to its financial condition, business plans, product plans, intellectual property and operational data. On December 19, 2000, Intel and the Company signed a CITR which protects the Company from disclosure of information contained in the due diligence materials provided and oral disclosures made to Intel by the Company pursuant to the contemplated transaction. Copies of these agreements are filed with the Commission as exhibits to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

     On February 28, 1997, pursuant to a Common Stock and Warrant Purchase Agreement between Intel and the Company (the "Purchase Agreement"), Intel paid the Company approximately $52.3 million to acquire 2,516,405 Shares and a warrant (the "Warrant") to purchase up to 1,509,903 Shares. In the same transaction, Intel entered into an Investor Rights Agreement with the Company (the "Investor Rights Agreement").

     Under the Investor Rights Agreement, Intel received a non-voting observer seat at Company Board meetings (provided Intel held at least 12.5% of the then outstanding Shares), which seat could, at Intel's election, be converted into a right to designate a Company Board representative. Intel also received certain registration rights with respect to the Warrant, including up to three demand registrations and piggyback and S-3 registration rights, all of which terminate on February 28, 2004. In addition, Intel received certain rights which allowed it to maintain its equity stake in the Company, including the right to purchase its pro rata share of any new securities issued by the Company and a right to maintain its percentage holding of the Shares upon the issuance of any dilutive securities. Furthermore, upon the occurrence of certain Corporate Events (as defined in the Investor Rights Agreement), Intel received the right of first refusal to purchase or acquire the Company, which right terminated on July 13, 2000. Intel also received a right of first negotiation on any Corporate Event transaction until July 13, 2004. All of such rights are subject to certain restrictions and requirements. Finally, Intel and the Company agreed that, without the written consent of the Company, and subject to certain exceptions, Intel would limit its holdings of the Shares to less than 22.5%.

     On February 17, 1999, the Company and Intel agreed to change the terms of the Warrant, modifying the definition of "Market Price" and agreeing that any Shares obtained by Intel upon exercise of the Warrant could be repurchased by the Company at a $0.50 per share discount from the then current market price of the

Company's Common Stock. On February 17, 1999, pursuant to the terms of the Warrant, Intel "net exercised" the Warrant. The Company retained 995,589 of the Shares issuable under the Warrant in payment of the aggregate exercise price of approximately $40.8 million, or $27.01 per Share. Intel acquired 514,314 Shares as a result of the net exercise of the Warrant. The Company then immediately repurchased the 514,314 Shares from Intel at a price of $38.45 per share, the five day average closing price, less a $0.50 discount per Share, for approximately $19.8 million.

     Following the exercise of the Warrant and the repurchase of the Shares by the Company, Intel held 2,516,405 Shares. In August and September 2000, Intel sold an aggregate of 647,875 Shares pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act"). As of the date of this Offer to Purchase, Intel held 1,867,530, or approximately 6.2% of the issued and outstanding Shares.

     The Company supplies Intel with mobile interface cards. For the fiscal year ended September 30, 2000, Intel accounted for $26.6 million, or 5%, of the Company's total revenue. For the first quarter of fiscal year 2001, Intel accounted for $13.8 million, or approximately 11%, of the Company's total revenue.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

     In late October 2000, representatives of Intel decided to designate a small internal team to investigate the feasibility of entering into a possible transaction with the Company.

     On October 23, 2000, representatives of Intel contacted representatives of the Company to discuss strategic opportunities to further the relationship between the parties. A meeting was arranged for October 30.

     On October 27, 2000, representatives of Intel presented the Company with a high-level list requesting additional information about the Company.

     On October 30, 2000, representatives of Intel met with representatives of the Company to discuss possible strategic relationships between Intel and the Company at the offices of the Company in Thousand Oaks, California. The representatives of the Company presented an overview of the Company and its products and the representatives of Intel presented an overview of Intel's Platform Networking Group. During this meeting, the Company supplied written responses to Intel's October 27th request. Additionally, during this meeting Intel entered into a Confidential Information Transmittal Record with the Company.

     During November and early December 2000, representatives of Intel held several internal meetings to discuss various possible strategic relationships between Intel and the Company, including the purchase of the Company's PC Card businesses and the spin-off of the Company's wireless wide area network ("WAN") business to the Company's management and shareholders.

     Between November 3 and November 17, 2000, representatives of Intel telephoned representatives of the Company to discuss the Company's business and financial position.

     On November 17, 2000, Intel representatives held an internal management review meeting to discuss the possible transactions with the Company, including potential deal structures and issues related to a transaction.

     Between November 22 and November 30, 2000, representatives of Intel telephoned representatives of Broadview, the financial advisor to the Company, and representatives of the Company to discuss possible strategic relationships with the Company including potential transaction structures and issues related thereto.

     On November 27, 2000, Intel representatives held an internal management review meeting to discuss the possible acquisition of the Company's PC Card businesses, including potential deal structures and issues related to a transaction.

     On November 30, 2000, representatives of Intel telephoned representatives of Broadview to discuss the Company's business and financial position.

     On December 4, 2000, representatives of Intel telephoned representatives of Broadview to discuss possible interest in an acquisition of the Company's PC Card businesses and possible transaction structures.

     On December 5, 2000, representatives of Intel telephoned representatives of Broadview and indicated Intel's possible willingness to purchase the Company's PC Card businesses pursuant to a stock-for-stock merger together with the simultaneous spin-off of the Company's wireless WAN business to the Company's shareholders. During this telephone call, Intel and Broadview discussed potential transaction structures and issues related thereto.

     From December 5 through December 12, 2000, Intel representatives held a series of internal meetings to discuss issues surrounding a possible transaction, including potential structures and tax and accounting concerns.

     On December 6, 2000, the Board of Directors of Intel held a telephonic meeting to discuss the proposed purchase of the Company's PC Card businesses. Intel's management informed the Board of Directors of the status of the preliminary review of the Company. After these discussions, the Board of Directors authorized Intel's senior management to engage in further due diligence, discussions and negotiations with the Company and its representatives, with a view to determining whether a transaction on terms acceptable to Intel could be achieved.

     On December 11, 2000, representatives of Intel provided representatives of the Company with a detailed questionnaire relating to the Company's business and financial condition.

     From December 11 through December 21, 2000, representatives of Intel were at a facility near the Company's principal executive offices in California to conduct additional due diligence and to further discuss the Company's products and business and financial condition with the Company's management. During this period, representatives from Intel, the Company and Broadview met regularly by telephone and in-person to discuss ongoing diligence and terms of a potential transaction.

     On December 19, 2000, representatives of Intel met with representatives of the Company for dinner. During the dinner meeting, representatives of the Company asked the Intel representatives whether Intel had a possible interest in acquiring the entire Company. At this dinner, the parties agreed that it was highly unlikely that a transaction involving the Company's PC Card businesses could be completed prior to the holidays. As a result, representatives from Intel, the Company and Broadview agreed to continue to provide and review diligence materials through the holiday period and renew negotiations for a possible transaction involving the Company's PC Card businesses immediately after the holidays. On December 21, 2000, representatives of Broadview reiterated the Company's willingness to entertain an offer for the acquisition of the entire Company.

     On December 27 and 28, 2000, representatives of Intel telephoned representatives of the Company and Broadview to further discuss the deal structure and terms.

     The parties reengaged on January 3, 2001 and undertook additional due diligence and the negotiation of the definitive purchase agreement. Between January 3 and January 13, 2001, numerous meetings were held by telephone and at offices of Intel's counsel between representatives of Intel, Intel's counsel, the Company, the Company's counsel and Broadview to discuss due diligence, request additional information and negotiate a definitive purchase agreement and related agreements.

     On January 6, 2001, representatives of Broadview telephoned representatives of Intel to discuss Intel's possible interest in the acquisition of the entire Company pursuant to a cash or stock transaction.

     On January 8, 2001, the Intel representatives held an internal management review to discuss the status of the negotiations relating to the proposed purchase of the Company's PC Card businesses and possible interest in an acquisition of the entire Company. Based on the review, additional diligence and analysis of a potential acquisition of the entire Company was recommended.

     On January 8 and January 10, 2001, representatives from Intel telephoned representatives from Broadview to discuss the Company's financial outlook, ongoing negotiations, structural and diligence issues, and a price range for the purchase of the PC Card businesses.

     On January 11, 2001, the Intel representatives held an internal management review to discuss the latest diligence findings and Intel's possible interest in an acquisition of the entire Company. Based on Intel's review of the entire Company and potential employee and integration issues related to the purchase of the PC Card businesses alone, it was recommended that an acquisition of the PC Card businesses not be pursued and, instead, an acquisition of the entire Company be pursued.

     Also, on January 11, 2001, representatives of Intel met with representatives of Broadview at the offices of Intel's counsel to discuss a possible acquisition of the entire Company by Intel, including price, form of consideration and transaction structure.

     On January 12, 2001, representatives of Intel and representatives of the Company agreed to proceed with definitive agreements for a cash tender offer for the entire Company at a $25 per share price, subject to the final approval of the Company Board.

     Between January 12 and the morning of January 15, 2001, representatives from Intel met and telephoned the representatives of Broadview and the Company several times daily to discuss ongoing diligence issues and negotiate terms and conditions for a possible acquisition of the entire Company.

     On January 14, 2001, Intel held an internal management briefing to review the final status of diligence, update final terms and structure of the transaction and complete employee and press communications relating to the possible transaction.

     During the early morning of January 15, 2001, representatives of Intel and the Company executed and delivered the Merger Agreement, the Stock Option Agreement and the Voting Agreement.

     On the morning of January 15, 2001, the Company and Intel issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

12. PURPOSE OF THE OFFER AND THE MERGER AGREEMENT

     The purpose of the Offer is for Intel to acquire, through its wholly-owned subsidiary, the entire equity interest in the Company. The purpose of the Merger is for Intel to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly-owned subsidiary of Intel. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's shareholders to Intel and to provide the Company's shareholders with cash for all of their Shares.

     Under the CCC, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares present at a duly constituted meeting are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the shareholders is required, the Company has agreed pursuant to the Merger Agreement to take all actions necessary to convene and hold a meeting of its shareholders (the "Shareholders' Meeting"), as promptly as practicable after the acceptance for payment of Shares tendered pursuant to the Offer, to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby, if such action is required under the CCC. A proxy statement containing detailed information concerning the Merger will be furnished to shareholders of the Company in connection with any Shareholders' Meeting. Notwithstanding the foregoing, if, following consummation of the Offer, Intel, Purchaser and/or any other subsidiary of Intel owns at least ninety percent (90%) of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Expiration Date without a Shareholders' Meeting in accordance with the CCC and the General Corporation Law of the State of Delaware (the "DGCL").

     At a meeting duly called and held on January 14, 2001, the Company Board
(1) after evaluating the Merger, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair and in the best interests of the

Company and its shareholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects; and (3) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt the Merger Agreement and the Merger. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied, Intel will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company. Under the Merger Agreement, Intel has agreed to vote, or cause to be voted, at any such meeting all Shares owned by it, Purchaser or any other subsidiary of Intel in favor of the Merger. If Intel acquires at least ninety percent (90%) of the Shares in the Offer, under the CCC and the DGCL, it will be able to consummate the Merger without a vote of the Company's shareholders.

     Furthermore, the Stock Option Agreement permits Intel to purchase up to 5,954,325 Shares (or such other number of Shares as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of the option) at an exercise price of $25 per share under certain specified circumstances. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding Shares of the Company. The purchase of Shares pursuant to its option may, under certain circumstances, allow Intel to increase its ownership of Shares above 90% in order to consummate the Merger without a vote of the shareholders of the Company. The option is also exercisable upon a termination of the Merger Agreement in a manner obligating the Company to pay Intel $24 million as liquidated damages. See -- 13. The Merger Agreement, the Stock Option Agreement and the Tender and Voting Agreement" for more detailed information.

13. THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE TENDER AND VOTING AGREEMENT

  The Merger Agreement

     The following is only a summary of certain provisions of the Merger Agreement. Company shareholders should read the Merger Agreement in its entirety. A copy of the Merger Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

     The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering shareholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in the section entitled -- 18. Certain Conditions of the Offer," including the Minimum Condition. Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (except as otherwise provided in the Merger Agreement), and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Purchaser may not (1) decrease the Offer Price, (2) change the form of consideration payable in the Offer, (3) reduce the maximum number of Shares to be purchased in the Offer, (4) impose conditions to the Offer in addition to those set forth on Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below, (5) amend the conditions to the Offer set forth in Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below to broaden their scope, (6) amend any other term of the Offer in a manner adverse to the holders of the Shares, (7) extend the Offer except as permitted by the terms of the Merger Agreement or (8) amend or waive the Minimum Condition.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company Board, (1) from time to time extend the Offer if at the scheduled Expiration Date any conditions of the Offer have not been satisfied or waived,
(2) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (3) if the first purchase of Shares under the Offer shall not have occurred prior to March 31, 2001, extend the Offer to the later of April 10, 2001 and the date on which all conditions to the offer have been satisfied, or
(4) extend the Offer for any reason on
one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause
(1), (2) or (3) of this sentence if, on such Expiration Date, there have not been tendered at least ninety percent (90%) of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided that such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond March 31, 2001 (provided that if on March 31, 2001, any applicable waiting period under the HSR Act has not expired or terminated and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below that would permit Purchaser not to accept Shares tendered for payment has occurred and is continuing, then such March 31, 2001 date shall be automatically extended to May 15, 2001).

     Board Representation. Promptly upon the purchase by Purchaser of the Shares pursuant to the Offer and from time to time thereafter, if the Minimum Condition has been met, Intel will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Intel representation on the Company Board equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) and the percentage that the aggregate number of Shares so purchased bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company will use its best efforts to ensure that two of the members of the Company Board as of January 15, 2001 who are not officers of the Company or affiliates of Intel (the "Continuing Directors") will remain members of the Company Board until the Effective Time. If a Continuing Director resigns from the Company Board, Intel, Purchaser and the Company will permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who will be deemed to be a Continuing Director. Following the election or appointment of Intel's designees to the Company Board pursuant to the Merger Agreement and prior to the Effective Time, if there are any Continuing Directors, (1) any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, (2) any extension by the Company of the time for the performance of any of the obligations or other acts of Intel or Purchaser or any waiver of any of the Company's rights under the Merger Agreement or (3) any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement, will require the concurrence of a majority of such Continuing Directors. The Company's obligation to appoint designees of Intel to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The name, business address, citizenship, present principal occupation or employment and five-year employment history of each person Intel may designate to the Company Board are set forth in Schedule I hereto.

     The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and a direct wholly-owned subsidiary of Intel. The Effective Time will occur at the date and time that a certificate of merger or a certificate of ownership and merger in such form as is required by the DGCL (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware and an agreement of merger or certificate of ownership in such form as is required by the CCC (the "Agreement of Merger") is filed with the Secretary of State of the State California or such later time as Intel and the Company may agree upon and as may be set forth in the Certificate of Merger and the Agreement of Merger. The Surviving Corporation will continue its corporate existence under the laws of the State of California. The Articles of Incorporation and bylaws of the Surviving Corporation at the Effective Time shall be amended and restated. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of Purchaser at the Effective Time will be the initial officers of the Surviving Corporation until their successors are duly elected and qualified.

     Consideration to be Paid in the Merger. In the Merger, each outstanding Share (except for Excluded Shares) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     Rights of Shareholders in the Merger. No dissenters' rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company who did not sell their Shares in the Offer and are entitled to vote on the Merger, may have certain rights under the CCC to dissent and demand appraisal, and receive payment in cash of the fair market value, of their Shares. In general, under the CCC, if the approval of the outstanding shares of a corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction who did not vote in favor of the merger or reorganization may require the corporation to purchase for cash at the fair market value the shares owned by such shareholder. However, no appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the National Market System of the Nasdaq Stock Market, unless (1) there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or (2) demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

     Shareholders who satisfy the statutory conditions discussed above must perfect such appraisal rights and comply with the procedures set forth in Chapter 13 of the CCC. If such rights are perfected, and the Surviving Corporation and shareholder cannot otherwise agree on a price, the fair market value of the Shares will be determined by a superior court judge, or court appointed independent appraisers, and the shareholders will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation with interest from the date a judgment on the fair market value is entered. In determining the fair market value of the Shares, the court or the appraisers are required to take into account all relevant factors. Such determination is to be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed action. Costs of any action are to be assessed and apportioned as the court considers equitable, unless the appraisal exceeds the price offered by the Company, in which case the Company shall pay statutory costs. In certain circumstances, the court may require the Company to pay other costs related to attorneys' fees, expert witness fees and interest as of the date of judgment.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 1300 INCLUDED HEREWITH IN ANNEX A. THE PERFECTION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CCC.

     Options. At the Effective Time, options to purchase Shares granted to persons who were employees of the Company at the time of grant, including grants under the Company's 1992 Stock Option Plan, 1995 Stock Option Plan, 1997 Patent Award Stock Option Plan, Entrega Technologies, Inc. Stock Option Plan or 2000 Stock Option Plan (collectively, the "Option Plans"), which are then outstanding and unexercised, whether vested or unvested, will be converted automatically into options to purchase shares of common stock, par value $0.001 per share, of Intel ("Intel Common Stock") and Intel will assume each such Option Plan, subject to the terms of the applicable Option Plans. In each case, the number of shares of Intel Common Stock purchasable upon exercise of an assumed option will be equal to the number of Shares that were purchasable under such assumed option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded up to the nearest whole share. Further, the per share exercise price under each such assumed option will be adjusted by dividing the per share exercise price of each such assumed option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each assumed option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Intel Common Stock on or subsequent to the Effective Time. The duration and other terms of the Option Plans will be the same as the original options except that all references to the Company will be deemed to be references to Intel. The "Exchange Ratio" shall be equal to the ratio obtained by dividing the Offer Price by the closing price of one share of Intel Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time.

     Pursuant to the Merger Agreement, the Company agreed to take all actions necessary to ensure that, on and after January 15, 2001, no further options will be granted under the Company's 1997 Patent Award Stock Option Plan. With respect to the Company's Employee Stock Purchase Plan (the "ESPP"), the offering, extended offering and purchase periods under the ESPP shall end at the earlier of April 30, 2001 and the first date on which the Purchaser has accepted Shares for payment pursuant to the Offer. In addition, the Company shall not commence any new offering, extended offering or purchase period, and shall not permit any participant to increase the rate of his or her payroll deductions under the ESPP.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Intel and Purchaser, on the other hand. The terms of a limited number of the Company's representations and warranties provide that the Company will only be in breach of the applicable representation or warranty if the effect of the breach has a "Material Adverse Effect on the Company." "Material Adverse Effect on the Company" is defined in the Merger Agreement as any circumstance, change in, or effect on the Company and its subsidiaries, that is, or is reasonably likely in the future to be, materially adverse to (1) the assets, liabilities (including contingent liabilities), business, operations, condition (financial or otherwise), earnings or results of operations of the Company and its subsidiaries taken as a whole or (2) the Company's ability to consummate the Merger or any of the transactions contemplated thereby or by any of the other agreements executed and delivered therewith. The terms of a limited number of Intel's and the Purchaser's representations and warranties provide that Intel and Purchaser will only be in breach of the applicable representation or warranty if the breach has a "Material Adverse Effect on Intel." "Material Adverse Effect on Intel" is defined in the Merger Agreement as any circumstance, change in or effect on Intel and its subsidiaries, that is, or is reasonably likely in the future to be, materially adverse to (1) the assets, liabilities (including contingent liabilities), business, operations, condition (financial or otherwise), earnings or results of operations of Intel and its subsidiaries taken as a whole or (2) Intel's ability to consummate the Offer or the Merger or any of the transactions contemplated thereby or by any of the other agreements executed and delivered therewith.

     The representations and warranties of the Company, on the one hand, and Intel and the Purchaser, on the other hand, include:

     - due organization, existence and good standing (including, in the case of the Company, its subsidiaries); qualification to do business (including, in the case of the Company, its subsidiaries) except where the failure to be so qualified would not have a Material Adverse Effect on the Company or a Material Adverse Effect on Intel, as the case may be; and, in the case of the Company, a true and complete listing of its equity investments;

     - corporate power and authority to enter into the Merger Agreement and perform its obligations under the Merger Agreement and, in the case of the Company, the Stock Option Agreement; proper execution, delivery and enforceability of the Merger Agreement and, in the case of the Company, the Stock Option Agreement;

     - accuracy of the information about the Company, Intel and the Purchaser in the 14D-9, the proxy statement and the offer documents;

     - governmental and third-party approvals and authorizations in connection with the Merger Agreement and, in the case of the Company, the Stock Option Agreement, and compliance with each party's charter documents, material agreements and applicable law;

     - absence of material legal proceedings and injunctions;

     - absence of broker's fees arising from the transactions contemplated by the Merger Agreement; and

     - in the case of Intel and Purchaser, that they will have the funds necessary to acquire the Shares.

     The Merger Agreement contains additional representations and warranties of the Company. These include:

     - capitalization of the Company and its subsidiaries;

     - approval of the Offer, the Merger, the Merger Agreement and the Stock Option Agreement by the Company Board;

     - filings with the Commission and accuracy of financial statements;

     - absence of existing defaults under its charter documents, material agreements and applicable law;

     - absence of undisclosed liabilities and certain changes of the Company and its subsidiaries;

     - the Company's and its subsidiaries' possession of all material permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of their respective businesses and compliance with applicable laws;

     - employee benefit plans, labor, employment and related matters;

     - no releases of hazardous material and no violations of environmental laws;

     - payment of taxes and filing of tax returns;

     - intellectual property;

     - insurance;

     - certain business practices, including absence of unlawful contributions and payments;

     - product warranties and guarantees;

     - suppliers and customers;

     - material contracts; and

     - receipt of fairness opinion from Broadview.

     No representations or warranties made by the Company, Intel or Purchaser will survive beyond the Effective Time.

     Conduct of Business Before the Merger. Each of the Company, Intel and Purchaser has agreed to do certain things before the Merger occurs.

     The Company has agreed to, and to cause each of its subsidiaries to:

     - conduct its operations in the ordinary course consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement;

     - use its best efforts to preserve intact its current business organizations;

     - use its best efforts to keep available the services of its current officers and employees;

     - use its best efforts to preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it; and

     - continue to take all reasonable action that may be necessary or advisable to protect and preserve its intellectual property.

     The Company, Intel and the Purchaser have also agreed to:

     - use all reasonable efforts to do all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including the making of required filings, the obtaining of consents and approvals of all third parties and governmental authorities necessary or advisable to consummate the Merger, and contesting any legal proceedings relating to the Merger;

     - consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law;

     - not issue any press release or make any other public statements without the prior consent of the other party; and

     - promptly tell the other party about (1) any events or circumstances that have caused or would be likely to cause any representations or warranties to be inaccurate or untrue in any material respect at or prior to the Effective Time or (2) any material failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement.

     Subject to certain agreed exceptions, the Company has agreed for itself and on behalf of its subsidiaries not to:

     - amend its charter documents;

     - issue or agree to issue any stock of any class or any other securities or equity equivalents, except for the issuance and sale of Shares pursuant to the exercise of Company stock options outstanding as of January 15, 2001;

     - split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution of any kind in respect of its capital stock;

     - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the Merger;

     - alter any subsidiary's corporate structure or ownership;

     - incur or assume any debt, except under existing lines of credit in the ordinary course of business consistent with past practice, or modify or amend the terms of any existing debt;

     - assume, guarantee, endorse or otherwise become responsible for the obligations of any other person except for obligations of the Company's subsidiaries incurred in the ordinary course of business consistent with past practice;

     - make any loans, advances or capital contributions to or investments in any other person, except to subsidiaries and customary loans or advances to employees in the ordinary course of business consistent with past practice;

     - pledge or otherwise encumber its capital stock or the capital stock of its subsidiaries;

     - mortgage or pledge any of its assets or create or permit any material lien on those assets;

     - except as required by law, enter into, adopt, amend or terminate any employee compensation, benefit or similar plan or increase any compensation or fringe benefits;

     - grant any severance or termination pay, except as required by law or by any written agreements existing and disclosed on January 15, 2001;

     - exercise discretion or voluntarily accelerate the vesting of any stock options as a result of the Merger;

     - acquire, sell, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate, other than for sales of its products and non-exclusive licenses of software in the ordinary course of business consistent with past practices;

     - enter into any exclusive license, distribution, marketing, sales or other agreements;

     - sell, transfer or otherwise dispose of any intellectual property or license any source code to any third party;

     - except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods;

     - revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

     - acquire any other business or entity or any equity interest therein;

     - enter into agreement having a term in excess or six months of any material agreement;

     - amend, modify or waive any right under any material contracts;

     - modify its standard product warranty terms or modify any existing product warranties in any material and adverse manner;

     - authorize any new or additional capital expenditure(s) that in the aggregate are in excess of $250,000 in any calendar quarter, with respect to those expenditures listed in the capital budget that was previously delivered to and acknowledged by Intel;

     - authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

     - make or revoke any material tax election or settle or compromise any income tax liability in excess of $100,000;

     - permit any insurance policy naming it as a beneficiary or loss-payable to expire, be canceled or be terminated, unless a comparable insurance policy is obtained and in effect;

     - fail to file any tax returns when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

     - fail to pay any taxes or other material debts when due;

     - settle or compromise any legal proceeding that relates to the Merger Agreement, the settlement or compromise of which involves more than $50,000 or would otherwise be material to the Company and its subsidiaries, or relates to any intellectual property matters;

     - take or fail to take any action that could limit the use of any net operating losses, built-in losses, tax credits or other similar items;

     - take or fail to take any action that could cause any transaction intended by the Company or its subsidiaries to be a reorganization under Section 368(a) under the Internal Revenue Code to fail to qualify as such a reorganization;

     - modify or fail in any material respect to comply with any of the Company policies, as described in Attachment 1 to Schedule A-1;

     - accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any of the receivables or payables;

     - sell, securitize, factor or otherwise transfer any accounts receivable;
       or

     - take or agree in writing or otherwise to take any of the actions described above.

     The Company also has agreed that it will:

     - provide Intel with reasonable access during normal business hours to all the Company's employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and its subsidiaries as Intel may reasonably require, and cause its officers and those of its subsidiaries to furnish Intel with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Intel may from time to time reasonably request;

     - provide Intel with periodic financial information, including periodic statements of total cash and net working capital to enable Intel to measure compliance by the Company with the financial requirements set forth on Annex A to the Merger and described in "-- 18. Certain Conditions of the Offer" below; and

     - establish on interest bearing account in which all proceeds from the exercise of Company stock options on or after January 15, 2001 will be deposited, which funds will not be counted for purposes of calculating the Company's total cash or net working capital pursuant to the financial tests set forth on Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below.

  Acquisition Proposals.

     The term "Third Party Acquisition" is used herein to mean any of the following:

     - an acquisition of the Company by merger or otherwise by anyone other than Intel, Purchaser or any of their affiliates;

     - the acquisition by anyone other then Intel, Purchaser or any of their affiliates of any material portion (which includes 15% or more) of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with past practices;

     - an acquisition by anyone other then Intel, Purchaser or any of their affiliates of 15% or more of the outstanding Shares;

     - the Company's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend;

     - the Company's or any of its subsidiaries' repurchase of more than 10% of the outstanding Shares; or

     - the Company's or any of its subsidiaries' acquisition of any interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 10% of the annual revenues, net income or assets of the Company.

     The Company has agreed that it will:

     - cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition;

     - request each person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries;

     - not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to anyone except Intel and Purchaser concerning, any Third Party Acquisition; provided, however, that nothing in the Merger Agreement shall prevent the Company Board from taking and disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer;

     - promptly notify Intel if the Company or any of its subsidiaries or affiliates receives any proposal or inquiry concerning a Third Party Acquisition;

     - provide a copy of any written agreements, proposals, or other materials the Company receives about a Third Party Acquisition; and

     - advise Intel from time to time of the status and any developments concerning any Third Party Acquisition.

     Except as described below, the Company Board will not withdraw or modify its recommendation of the Offer or the Merger. It also may not approve, recommend, cause or permit the Company to enter into any agreement or obligation relating to any Third Party Acquisition. However, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that its fiduciary duties require it to do so, the Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend any bona fide proposal to acquire, directly or indirectly, solely for cash and/or securities, all Company Common Stock then outstanding, or all or substantially all of the Company's assets:

     - that is fully financed and contains terms that the Company Board by a majority vote determines in good faith, based on the written advice of the Company's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to the Company's shareholders than the Merger;

     - that the Company Board by a majority vote determines in its good faith judgment (following and based on the written advice the Company's financial adviser or another financial advisor of nationally recognized reputation and its legal or other advisers) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal);

     - that does not contain a right of first refusal or right of first offer with respect to any counter-proposal that Intel may make; and

     - that does not contain any financing or "due diligence" condition.

     An offer that has all of these characteristics is sometimes referred to herein as a "Superior Proposal."

     The Company Board may only withdraw its recommendation of the Offer or the Merger or approve or recommend any Superior Proposal (1) after providing written notice to Intel advising Intel that the Company Board has received a Superior Proposal, specifying the material terms and conditions and identifying the person making the Superior Proposal, and (2) if Intel does not, within ten business days of receipt of notice of such proposal, make an offer that the Company Board by a majority vote determines in good faith, based on the written advice of the Company's financial advisor or another financial advisor of nationally recognized reputation, to be at least as favorable to the Company shareholders as the Superior Proposal. If Intel fails to make this offer, the Company may enter into an agreement with respect to the Superior Proposal only if the Merger Agreement is concurrently terminated in accordance with its terms and the Company has paid all amounts owing to Intel as a result of such termination, as more fully described below under " -- Liquidated Damages and Expenses."

     Conditions to the Merger. The obligation of each of the Company, Intel and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

     - the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's shareholders, if such vote is required by applicable law;

     - no statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority that prohibits, restrains, enjoins or restricts the Merger;

     - any waiting period applicable to the Merger under the HSR Act or any other foreign, federal or state antitrust, competition or fair trade law shall have terminated or expired;

     - all governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated by the Merger Agreement and to operate the Company's business after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act) shall have been given, obtained or complied with, as applicable;

     - the proxy statement, if required to be prepared and disseminated to the Company's shareholders, shall have been cleared by the Commission and shall not be the subject of any stop order; and

     - the Purchaser or its affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     The Company will not be required to complete the Merger unless:

     - Intel's and Purchaser's representations and warranties in the Merger Agreement are true and correct at and as of the Effective Time (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Intel); and

     - Intel and Purchaser shall have performed in all material respects each of its covenants and obligations to be performed at or before the Effective Time.

     Intel and Purchaser will not be required to complete the Merger unless:

     - the Company's representations and warranties in the Merger Agreement shall be true and correct at and as of the Effective Time (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company);

     - the Company shall have performed in all material respects each of its covenants and obligations to be performed at or before the Effective Time;

     - there have been no events, changes, or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would be reasonably expected to have, a Material Adverse Effect on the Company; and

     - in connection with complying with any applicable law (including the HSR
       Act) or obtaining any requisite consent, Intel will not be (1) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any governmental entity regarding the transactions contemplated by the Merger Agreement or (2) prohibited from owning, and no material limitation shall be imposed on Intel's ownership of, any material portion of the Company's business or assets.

     There is no guarantee that all of the conditions to completing the Merger will be satisfied.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after it has been approved by the Company's shareholders. This termination may occur in the following ways:

     - Intel, Purchaser and the Company mutually agree to terminate it in writing;

     - Intel and Purchaser or the Company decides to terminate it because:

             (1) any U.S. state or federal court or other U.S. governmental authority has issued a non-appealable, final order restraining, enjoining or otherwise prohibiting the Merger; or

             (2) the Merger is not completed by May 15, 2001 (the "Final Date"), unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

     - The Company decides to terminate it because:

             (1) Intel's and Purchaser's representations or warranties in the Merger Agreement are breached or untrue such that the conditions to the Company's obligation to complete the Merger would be incapable of being satisfied by the Final Date, so long as the Company shall not have breached its own obligations under the Merger Agreement in any material respect;

             (2) Intel or Purchaser shall have failed to perform its covenants or agreements in the Merger Agreement, and this failure shall have had a Material Adverse Effect on Intel or materially adversely affected (or materially delayed) the ability of Intel, Purchaser or the Company to consummate the Offer or the Merger, and Intel and Purchaser, as the case may be, shall not have cured such breach within 15 business days after notice by the Company thereof and provided that the Company shall not have breached its own obligations under the Merger Agreement in any material respect; or

             (3) the Company Board has received a Superior Proposal and responded in a way that permitted termination of the Merger Agreement, including the payment of liquidated damages and expenses to Intel; or

             (4) Purchaser shall have failed to commence the Offer within ten business days following the date of the initial public announcement of the Offer or if, by the date described below in "The Tender Offer -- 18. Certain Conditions of the Offer," Purchaser shall have terminated the Offer; provided that the Company has not breached its own obligations under the Merger Agreement in any material respect that in any manner shall have proximately contributed in any material respect to the foregoing failure.

     - Intel or Purchaser decides to terminate it because:

             (1) the Company's representations or warranties in the Merger Agreement are breached or untrue such that the conditions to Intel's and Purchaser's obligations to complete the Merger would be incapable of being satisfied by the Final Date, so long as neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect;

             (2) the Company shall have failed to perform its covenants or agreements in the Merger Agreement, and this failure shall have had a Material Adverse Effect on the Company or materially adversely affected (or materially delayed) the ability of Intel, Purchaser or the Company to consummate the Offer or the Merger, and the Company shall not have cured such breach within 15 business days after notice by Intel or Purchaser thereof and provided that neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect;

             (3) the Company Board has recommended a Superior Proposal to the Company's shareholders;

             (4) the Company Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger;

             (5) at any time after the first date on which Purchaser has accepted Shares for payment pursuant to the Offer, the Company Board (with the concurrence of, or because of the vote of, one or more of the remaining directors who are not affiliated with Intel) has stopped using all reasonable efforts to convene or hold a shareholders' meeting to vote on the Merger or shall have adopted a resolution not to effect any of the foregoing; or

             (6) due to an occurrence, that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described below in "The Tender Offer -- 18. Certain Conditions of the Offer," Purchaser shall have failed to commence the Offer within ten business days following the date of the initial public announcement of the Offer or Purchaser has terminated the Offer in accordance with the provisions described below in "The Tender Offer -- 18. Certain Conditions of the Offer;" provided that neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect that in any manner shall have proximately contributed in any material respect to the failure to commence, or termination of, the Offer.

     Effect of Termination. Upon termination, the Merger Agreement becomes void provided that the confidentiality and fees and expenses provisions remain in effect. Also, termination will not relieve either party from liability for any breach of the Merger Agreement before it was terminated. No representations or warranties made by the Company, Intel or Purchaser shall survive beyond a termination of the Merger Agreement.

     Liquidated Damages and Expenses. The Company has agreed to pay Intel $24 million as liquidated damages if the Merger Agreement is terminated as follows:

     - by the Company because the Company Board received a Superior Proposal and responded in a way that permitted its termination;

     - by Intel and Purchaser because the Company Board recommended to the Company's shareholders a Superior Proposal or the Company Board withdrew or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger;

     - by Intel and Purchaser if, at any time after the first date on which Purchaser has accepted Shares for payment pursuant to the Offer, the Company Board (with the concurrence of, or because of the vote of, one or more of the directors not affiliated with Intel) has stopped using all reasonable efforts to convene or hold a shareholders' meeting to vote on the Merger or shall have adopted a resolution not to effect any of the foregoing; or

     - by Intel and Purchaser because of a failure by the Company to perform its agreements in the Merger Agreement which entitles Intel and Purchaser to terminate the Merger Agreement, and either (1) at the time of such termination, a plan or proposal by a third party to consummate a Company Acquisition (as defined below) is outstanding or has been publicly announced, or (2) within 12 months of termination, the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any third party. As used herein, a "Company Acquisition" means the occurrence of any of the following events: (1) the acquisition by a third party of fifty percent (50%) or more of the assets of the Company and its subsidiaries, taken as a whole; (2) the acquisition by a third party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; (3) the acquisition by the Company of the assets or stock of a third party if, as a result of which the outstanding Shares of the Company immediately prior thereto are increased by one hundred percent (100%) or more; or (4) the merger, consolidation or business combination of the Company with or into a third party, where, following such merger, consolidation or business combination, the shareholders of the Company immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity; or

     - by Intel and Purchaser due to the Minimum Condition not being satisfied which entitles Intel or Purchaser to terminate the Merger Agreement, and either (1) at the time of such termination, a plan or proposal by a third party to consummate a Company Acquisition is outstanding or has been publicly announced or (2) within 12 months of termination, the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any third party.

     In addition, the Company has agreed to pay Intel up to $5 million as reimbursement of its fees and expenses if the Merger Agreement is terminated as follows:

     - by Intel and the Purchaser if the Merger has not been consummated by the Final Date, but only if due to a failure of the conditions set forth in paragraphs (b)(iv), (b)(v), (b)(vi) or (b)(vii) of Annex A to the Merger Agreement and described in "-- 18. Certain Conditions of the Offer" below;

     - by the Company because the Company Board received a Superior Proposal and responded in a way that permitted its termination;

     - by Intel and Purchaser because the Company's representations or warranties in the Merger Agreement are breached or untrue such that the conditions to Intel's and Purchaser's obligations to complete the Merger could not be satisfied by the Final Date, so long as neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect;

     - by Intel and Purchaser because the Company shall have failed to perform its covenants or agreements in the Merger Agreement, and this failure shall have had a Material Adverse Effect on the Company or materially adversely affected (or materially delayed) the ability of Intel, Purchaser or the Company to consummate the Offer or the Merger, and the Company shall not have cured such breach within 15 business days after notice by Intel or Purchaser thereof and provided that neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect;

     - by Intel and Purchaser because the Company Board recommended to the Company's shareholders a Superior Proposal;

     - by Intel and Purchaser because the Company Board has withdrawn or adversely modified its approval or recommendation of the Offer or the Merger;

     - by Intel and Purchaser if, at any time after the first date on which Purchaser has accepted Shares for payment pursuant to the Offer, the Company Board (with the concurrence of, or because of the vote of, one or more of the directors not affiliated with Intel) has stopped using all reasonable efforts to convene or hold a shareholders' meeting to vote on the Merger or shall have adopted a resolution not to effect any of the foregoing; or

     - by Intel and Purchaser due to an occurrence, that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described below in "The Tender Offer -- 18. Certain Conditions of the Offer," Purchaser shall have failed to commence the Offer within ten business days following the date of the initial public announcement of the Offer or Purchaser has terminated the Offer in accordance with the provisions described below in "The Tender Offer -- 18. Certain Conditions of the Offer;" provided that neither Intel nor Purchaser shall have breached its own obligations under the Merger Agreement in any material respect that in any manner shall have proximately contributed in any material respect to the failure to commence, or termination of, the Offer.

     Further, Intel has agreed to pay the Company up to $5 million as reimbursement of its fees and expenses if the Merger Agreement is terminated by the Company because:

     - Intel's and Purchaser's representations or warranties in the Merger Agreement are breached or untrue such that the conditions to the Company's obligation to complete the Merger could not be satisfied by the Final Date, so long as the Company shall not have breached its own obligations under the Merger Agreement in any material respect; or

     - Intel or Purchaser shall have failed to perform its agreements in the Merger Agreement, and this failure shall have had a Material Adverse Effect on Intel or materially adversely affected (or materially delayed) the ability of Intel, Purchaser or the Company to consummate the Offer and the Merger, and Intel or Purchaser, as the case may be, shall not have cured such breach within 15 business days after notice by the Company thereof and provided that the Company shall not have breached its own obligations under the Merger Agreement in any material respect.

     If a request for expense reimbursement exceeds $2 million, the requesting party shall accompany such request with invoices or other reasonable evidence of its payment of such expenses. Except as described above, whether or not the Merger occurs, the parties to the Merger Agreement have agreed to pay their own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

     Extension and Waiver. At any time prior to the Effective Time, Intel, Purchaser and the Company may agree to:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the other's representations and warranties or any document, certificate or writing delivered pursuant to the Merger Agreement; or

     - waive the other's compliance with any of the agreements or conditions in the Merger Agreement.

     Amendment. The Merger Agreement may be amended by the parties at any time before or after the Company's shareholders approve the Merger. However, any change which by law requires the approval of the Company's shareholders will require their subsequent approval to be effective.

  Stock Option Agreement

     General. The following is only a summary of certain provisions of the Stock Option Agreement. Company shareholders should read the Stock Option Agreement in its entirety. A copy of the Stock Option Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

     Option Grant. The Stock Option Agreement permits Intel to purchase up to 5,954,325 shares of Company Common Stock (or such other number of shares of Company Common Stock as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of the exercise of the option) at an exercise price of $25 per share. The total number of shares issuable upon exercise of the option represents approximately 19.9% of Company Common Stock outstanding, exclusive of treasury shares, on January 15, 2001 and approximately 16.6% of the shares of Company Common Stock outstanding, exclusive of treasury shares, after exercise of such option.

     Exercise. Intel may exercise the option, in whole or in part, on or after the earlier to occur of (1) termination of the Merger Agreement in a manner obligating the Company to pay Intel the $24 million in liquidated damages (see "-- The Merger Agreement -- Liquidated Damages and Expenses"), and (2) the date on which Purchaser has accepted tendered Shares for payment, so long as the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of the Company (a "Trigger Event"). If Intel wishes to exercise the option at such time as the option is exercisable and has not terminated, Intel is required to deliver written notice (the "Exercise Notice") to the Company specifying Intel's intention to exercise the option, the total number of option shares it wishes to purchase and a date and time for the closing of such purchase (an "Option Closing"), which date will not be less than two days after the later of (1) the date such Exercise Notice is given and (2) the expiration or termination of any applicable waiting period under the HSR Act.

     Certain Conditions. The obligation of the Company to issue option shares under the Stock Option Agreement upon the exercise of the option is subject to the satisfaction or waiver of the following conditions: (1) any waiting periods applicable to the acquisition of the option shares by Intel pursuant to the Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated; (2) the representations and warranties of Intel made in the Stock Option Agreement shall be true and correct in all material respects; and (3) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental entity in the United States shall be in effect that prohibits the exercise of the option or acquisition or issuance of option shares pursuant to the Stock Option Agreement.

     Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of the Company, Intel shall receive, upon exercise of the option, the stock or other securities, cash or property to which Intel would have been entitled if Intel had exercised the option and had been a holder of record of shares of Company Common Stock on the record date fixed for determination of holders of shares of Company Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate option price of the option shares.

     Cancellation Amount. After the option becomes exercisable and before the option expires, Intel, instead of exercising the option, has the right at any time thereafter (for so long as the option is exercisable) to request in writing that the Company pay, and promptly (but in any event not more than ten business days) after the giving by Intel of such request, the Company shall pay to Intel, in cancellation of the option, cash equal to an amount determined as follows:

     - the excess of the Market/Tender Offer Price (as defined below) over $25;

     - multiplied by the number of shares of Company Common Stock covered by the option.

     As used in the Stock Option Agreement, "Market/Tender Offer Price" means the higher of (1) the highest per share price of the Company Common Stock paid as of such date pursuant to any tender or exchange offer or other Company Acquisition and (2) the average of the closing sale prices of shares of Company Common Stock on the Nasdaq National Market for the five trading days immediately preceding the date Intel gives notice of its intent to exercise the option.

     Profit Limitation. Notwithstanding any other provision of the Stock Option Agreement, in no event shall Intel's Total Profit (as defined below) exceed $35 million and, if it otherwise would exceed such amount, Intel, at its sole election, shall either (1) deliver to the Company for cancellation shares of Company Common Stock previously purchased by Intel, (2) pay cash or other consideration to the Company or (3) undertake any combination thereof, so that Intel's Total Profit shall not exceed $35 million after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the amount received by Intel pursuant to the Company's repurchase of the Option, (2)(a) the net cash amounts received by Intel pursuant to the sale of option shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (b) Intel's purchase price for such shares, and (3) the aggregate amount received by Intel from the Company as liquidated damages under the Merger Agreement.

     Expiration. The Option shall expire at the earlier of (1) the Effective Time and (2) 5:00 p.m., California time, on the day that is the one (1) year anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof.

     Registration Rights. Intel may, by written notice (a "Registration Notice"), request at any time or from time to time within three years following a Trigger Event (the "Registration Period"), in order to permit the sale, transfer or other disposition of the option shares that have been acquired by or are issuable to Intel upon exercise of the option or any other shares of Company Common Stock that are held by Intel during the Registration Period ("Registrable Securities"), that the Company register under the Securities Act, the offering, sale and delivery, or other transfer or disposition, of the Registrable Securities by Intel. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the option shares, unless the remaining number of Registrable Securities is less than such amount, in which case Intel will be entitled to exercise its rights thereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Intel's registration rights under the Stock Option Agreement terminate at such time as Intel shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Company is required to use all reasonable efforts to qualify any Registrable Securities Intel desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that the Company is not required to qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. Without Intel's prior written consent (which may be withheld in its sole discretion), no other securities are permitted to be included in any such registration.

     The Company is required to use all reasonable efforts to cause each such registration statement to become effective as promptly as possible, to obtain all consents or waivers of other persons that are required therefor and to keep such registration statement effective for a period of at least 120 days from the day such registration statement first becomes effective. The obligations of the Company pursuant to the Stock Option Agreement to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding 90 days in any 12 month period if the Company Board determines in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company, or the Company is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Intel shall be entitled to make up to three demand requests for registration of options shares under the Stock Option Agreement. For purposes of determining whether the three demand requests have been made, only requests relating to a registration statement that has become effective under the Act will be counted.

     If, during the Registration Period, the Company shall propose to register under the Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other shareholder of the Company pursuant to a firm commitment underwriting, the Company is required to, in addition to its other obligations under the Stock Option Agreement, allow Intel the right to participate in such registration so long as Intel participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Intel pro rata (based on the number of shares of Company Common Stock requested to be included therein) with the shares of Company Common Stock requested to be included therein by persons other than the Company and persons to whom the Company owes a contractual obligation (other than any director, officer or employee of the Company to the extent any such person is not currently owed such contractual obligation).

     The expenses associated with the preparation and filing of any registration statement filed in connection with Intel's exercise of its registration rights under the Stock Option Agreement and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the Commission or the National Association of Securities Dealers, Inc. and fees and disbursements of counsel to Intel) ("Registration Expenses") will be paid by the Company, except for underwriting discounts or commissions or brokers' fees in respect of shares of Company Common Stock to be sold by Intel. The Company is not required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Intel unless Intel agrees to forfeit its right to request one registration; provided, however, that, if at the time of such withdrawal Intel has learned of a material adverse change in the results of operations, condition, business or prospects of the Company not known to Intel at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by the Company to Intel of such material adverse change, then Intel shall not be required to pay any of such expenses and shall not forfeit such right to request one registration.

     Upon the issuance of option shares, the Company will use all commercially reasonable efforts to promptly list the option shares on the Nasdaq National Market or on any other exchange on which the Company Common Stock is then listed.

  Tender and Voting Agreement

     The following is only a summary of certain provisions of the Tender and Voting Agreement (the "Voting Agreement"), dated January 15, 2001, by and among Intel, the Purchaser and Dirk I. Gates. Company shareholders should read the Voting Agreement in its entirety. A copy of the Voting Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

     Tender of Shares. In connection with the execution of the Merger Agreement, Intel and Purchaser entered into the Voting Agreement with a shareholder of the Company, Dirk I. Gates, who beneficially owns 674,333 Shares, representing approximately 2.3% of the issued and outstanding Shares. Pursuant to the Voting Agreement, upon the terms and subject to the conditions therein, Mr. Gates has agreed to, promptly after the date of commencement of the Offer (but in all events not later than ten business days thereafter), tender to Purchaser all Shares beneficially owned by him.

     Voting of Shares. Mr. Gates has also agreed to vote all Shares beneficially owned by him in accordance with the Voting Agreement, including (1) in favor of approval of the Merger Agreement and any actions required in furtherance thereof, including the election of designees of Intel as directors of the Company on the terms set forth in the Merger Agreement; (2) against any action or agreement that would result in a breach in
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

any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (3) except as otherwise agreed to in writing in advance by Intel, against: (a) any Third Party Acquisition, (b) any change in a majority of the individuals who, as of January 15, 2001, constitute the Company Board (other than as contemplated by the Merger Agreement), (c) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any third party, (d) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, (e) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or bylaws, (f) any other material change in the Company's corporate structure or affecting its business, or (g) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, or the Voting Agreement.

     Restriction on Transfer, Proxies and Non-Interference. Mr. Gates has agreed not to, except as contemplated by the Merger Agreement or the Voting Agreement, directly or indirectly: (1) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares or any interest therein; (2) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (3) take any action that would make any representation or warranty made by him untrue or incorrect or have the effect of preventing or disabling him from performing his obligations under the Voting Agreement. Notwithstanding the foregoing, Mr. Gates has the right to transfer Shares to (1) any family member, (2) the trustee or trustees of a trust for the benefit of Mr. Gates and/or one or more family members and/or charitable organizations, (3) a partnership of which Mr. Gates and/or family members owns a majority of the partnership interests, (4) a limited liability company of which Mr. Gates and/or any family members owns a majority of the membership interests, (5) the executor, administrator or personal representative of the estate of Mr. Gates, or (6) any guardian, trustee or conservator appointed with respect to the assets of Mr. Gates; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms of the Voting Agreement, or terms substantially identical thereto.

     Other Potential Acquirors. Mr. Gates (1) is required to immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition; (2) has agreed not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person or group (other than Intel and Purchaser) concerning any Third Party Acquisition; and (3) has agreed to promptly notify Intel in the event he receives any proposal or inquiry concerning a Third Party Acquisition (including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Third Party Acquisition), provide a copy of any written materials he receives from any such person or group and advise Intel from time to time of the status, at any time upon Intel's request, and promptly following any developments concerning the same.

     Representations and Warranties. The Voting Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by Mr. Gates as to ownership of Shares and power and authority.

     Director Matters Excluded. In the Voting Agreement, Intel and Mr. Gates have each acknowledged and agreed that no provision thereof limits or otherwise restricts Mr. Gates with respect to any act or omission that he may undertake or authorize in his capacity as a director of the Company, including, without limitation, any vote that he may make as a director of the Company with respect to any matter presented to the Company Board.

     Termination. The Voting Agreement expires upon the earlier of (1) the date on which the Merger Agreement terminates in accordance with its terms, (2) the date on which Purchaser has accepted tendered shares for payment, and (3) May 15, 2001.

14. INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Change of Control Agreements

     The Company is party to Change of Control Agreements ("CICs") with 14 of its employees, including all of its executive officers. Consummation of the Offer will constitute a "change of control" under these agreements. Accordingly, each executive will automatically receive acceleration of twelve (12) months of vesting of his stock options at the time the Offer is consummated. In addition, if an executive's employment is involuntarily terminated within two years following consummation of the Offer, or the executive voluntarily terminates employment after consummation of the Offer for "Good Reason," then the executive is entitled to certain additional severance payments and entitlements. "Good Reason" is generally defined as a substantial alteration or reduction in duties and responsibilities, a reduction in salary or bonus eligibility affecting the executive individually (as opposed to across the board reductions impacting all executives equally), reassignment to a different geographic location, or refusal of the successor entity to assume the CIC. Company shareholders should read the form of CIC in its entirety. A copy of the form of CIC is filed with the Commission as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  Employment Agreements and Noncompete Agreement

     The following summarizes certain provisions of employment agreements and a noncompete agreement entered into between Intel and certain employees of the Company. At the time Intel entered into the Merger Agreement, Intel also entered into employment agreements, dated as of January 15, 2001, with Dirk Gates, the Chairman of the Board, President and Chief Executive Officer, Marc Devis, Senior Vice President, Worldwide Sales and Marketing, Steve DeGennaro, Vice President Finance and Chief Financial Officer, Sam Bass, Senior Vice President, Worldwide Operations, Jeffrey Tang, Vice President and Managing Director -- Malaysia, Boguslaw Piekarski, Vice President and General Manager -- Wireless Technology and Mick Conley, Senior Director -- Access Business Products (collectively, the "Intel Employment Agreements"). The Intel Employment Agreements will become effective after the time that Intel accepts Shares for purchase in the Offer and are contingent on the acceptance of such Shares. In connection with his Intel Employment Agreement, Mr. Gates has entered into an agreement not to compete with Intel (the "Noncompete Agreement"). Company shareholders should read the Intel Employment Agreements and the Noncompete Agreement in their entirety. Copies of these agreements are filed with the Commission as exhibits to Intel's and Purchaser's Tender Offer Statement on Schedule TO.

     The Intel Employment Agreements provide that each employee shall be employed "at will," and that either Intel or the employee may terminate employment with or without cause at any time. Each employee subject to an Intel Employment Agreement will also be granted options to purchase Intel common stock, subject to a vesting schedule set forth in the Intel Employment Agreement. In addition, each employee subject to an Intel Employment Agreement has agreed that his move to the position described in his respective Intel Employment Agreement and the associated responsibilities does not constitute "Good Reason" under the CIC, with the exception of Mr. Conley, who is not a party to a CIC. Furthermore, in connection with their respective Intel Employment Agreements, each employee will execute a proprietary information and inventions agreement.

     Pursuant to his Noncompete Agreement, Mr. Gates has agreed that, for the three-year period commencing on January 15, 2001, he will not engage in the Company's business in either business areas or geographic regions where the Company does business, with certain very limited exceptions. The Noncompete Agreement also provides for a three-year non-solicitation of Company customers and employees.

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

  1992 Director Stock Option Plan

     Pursuant to the terms of the Company's 1992 Director Stock Option Plan, as a result of the consummation of the Merger, vesting of the stock options held by the Company's outside directors will accelerate. Assuming a purchase price of $25 per share and the exercise of all in the money stock options accelerated under the 1992 Director Stock Option Plan, each of Michael F.G. Ashby, Kenneth
J. Biba, Gary J. Bowen, William J. Schroeder and Delbert W. Yocam will recognize a gain above the exercise price of his options in the amount of $170,625.

  Indemnification; Directors' and Officers' Insurance

     Pursuant to the Merger Agreement, after acceptance of Shares for payment in the Offer, the Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, the Company's officers and directors (the "Indemnitees") against (1) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (2) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to the Merger Agreement or the transactions contemplated thereby to the fullest extent required or permitted under applicable law.

     The Merger Agreement also requires that, from and after the Effective Time, Intel shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to January 15, 2001 (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's Articles of Incorporation or bylaws as in effect immediately prior to the Effective Time. The Surviving Corporation's aggregate obligation to indemnify and hold harmless all indemnified persons for all matters to which such indemnified persons may be entitled to be indemnified or held harmless as described above shall in no event exceed the Company's net worth at the Effective Time.

     In addition, the Merger Agreement provides that, for a period of six years after the Effective Time, Intel will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Intel or the Surviving Corporation be required to expend on an annual basis in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for two hundred percent (200%) of such annual premium); provided, further, that, in lieu of maintaining such existing insurance as provided above, Intel, at its election, may cause coverage to be provided under any policy maintained for the benefit of Intel or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

15. GOING PRIVATE TRANSACTIONS

     The Merger must comply with any applicable Federal law at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Intel and Purchaser do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to the consummation of the Merger.

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

16. DIVIDENDS AND DISTRIBUTIONS

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, the Company has not paid cash dividends since its initial public offering and does not intend to pay any dividends for the foreseeable future. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Intel, to split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, or redeem or otherwise acquire any of the Shares or any securities of any of its subsidiaries.

17. EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Possible Effects of the Offer on the Market for the Shares

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Nasdaq National Market

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (1)(a) at least 750,000 publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of at least $5 million, (d) a minimum bid price per Share of $1.00, (e) at least two registered and active market makers for its Shares and (f) net tangible assets of at least $4 million, or (2)(a) at least, 1,100,000 publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of at least $15 million, (d) either (i) a market capitalization of at least $50 million or (ii) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (e) a minimum bid price per Share of $5.00 and (f) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected. In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of the holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the

Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq National Market reporting. Intel currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

  Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

18. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, may delay the acceptance for payment of any Shares or extend the Offer one or more times pursuant to the Merger Agreement and may terminate the Offer at any time after the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) March 31, 2001 (provided that if on March 31, 2001 the condition set forth below regarding the HSR Act is not satisfied and none of the events set forth in any of the paragraphs below has occurred and is continuing, then such date shall be automatically extended to May 15, 2001), if (1) the Minimum Condition shall not have been satisfied at the expiration of the Offer;
(2) any applicable waiting period under the HSR Act has not expired or terminated; (3) all necessary consents and approvals from any foreign governmental entities shall not have been obtained; or (4) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

     - there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other governmental entity which directly or indirectly
       (a) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (b) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (c) imposes material limitations on the ability of Intel effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (d) otherwise has a Material Adverse Effect on the Company;

     - (a) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations specifically relate to an earlier date, in which case the representations shall be true and correct as of the earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification), (b) the Company shall have failed in any material respect to perform its covenants and obligations contained in the Merger Agreement, (c) there shall have occurred any events or changes that constitute a Material Adverse Effect on the Company, (d) as of any time Intel is preparing for the first acceptance of Shares for payment pursuant to the Offer (the "Final Statement Date"), the total of the Company's cash, cash equivalents and short-term investments ("Total Cash") (calculated pursuant to Schedule A-1 to Annex A of the Merger Agreement) shall be less than $253 million, (e) as of the Final Statement Date, the sum of the Company's Net Working Capital (as defined in and calculated pursuant to Schedule A-1 to Annex A of the Merger Agreement) and Total Cash shall be less than $288 million, (f) if the first purchase of Shares under the Offer shall not have occurred prior to March 31, 2001, the Company's revenue for the fiscal quarter ended March 31, 2001 (determined in accordance with generally accepted accounting principles, consistently applied and in compliance with the principles set forth in Schedule A-1 to Annex A of the Merger Agreement) shall have been less than $96 million, and notwithstanding any other provision of the Offer, in order to allow for a determination of such revenues Purchaser may extend the Offer to the later of April 10, 2001 and the date on which all conditions to the Offer have been satisfied; or (g) the Company shall (i) at any time have failed in any material respect to comply with the Company's manufacturing plan that was previously delivered to and acknowledged in writing by Intel, (ii) have reduced by more than ten percent (10%) total headcount or expenditures as detailed in the Company's engineering plan that was previously delivered to and acknowledged in writing by Intel, or (iii) not have expended at least $2.2 million per fiscal quarter for capital expenditures pursuant to the Company's capital expenditure plan that was previously delivered to and acknowledged in writing by Intel;

     - it shall have been publicly disclosed or Intel shall have otherwise learned that (a) any person or "group" (as defined in Section l3(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than twenty percent (20%) of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than twenty percent (20%) of the Shares and (b) such person or group shall not have tendered such Shares pursuant to the Offer;

     - the Company Board shall have withdrawn, or modified or changed in a manner adverse to Intel and Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer, or the Company Board, shall have resolved to do any of the foregoing;

     - the Merger Agreement shall have terminated in accordance with its terms;
       or

     - there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (b) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that constitutes a Material Adverse Effect on the Company or materially adversely affects or delays the consummation of the Offer, (c) the average of the closing prices of the Standard & Poor's 500 Index for any 20 consecutive trading days shall be twenty-five percent (25%) or more below the closing price of such index on any trading day on or after the date hereof that precedes the commencement of such 20 trading day period,
       (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or
       (e) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the good faith judgment of Intel, in any such case, and regardless of the circumstances (including any action or inaction by Intel) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

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

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Intel and Purchaser and, subject to the Merger Agreement, may be waived by Intel and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Intel and Purchaser. The failure by Intel and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General

     Except as described below, neither Intel nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or other action will be sought except as described below in this section under "State Law Considerations; Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no guarantee that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Intel and Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this section.

     Intel does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no guarantee that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "-- 18. Certain Conditions of the Offer" for more detailed information regarding certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

  United States Anti-Trust Approval

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     Intel expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th calendar day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Intel. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Intel with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Intel or the Company. Litigation seeking similar relief could be brought by private parties.

  Federal Republic of Germany

     The German Cartel Act provides for notice of certain intended transactions considered to be combinations to be filed with the German Federal Cartel Office (the "Cartel Office"). Pursuant to the German Cartel Act, the Cartel Office may issue a prohibition order with respect to any combination of the Company's business operations in the Federal Republic of Germany with those of the Purchaser or any of its affiliates, if the Cartel Office determines that a market dominating position in the Federal Republic of Germany would be created or strengthened as a result of such a combination, unless that enterprises involved prove that improvements in the competitive situation resulting from the combination would outweigh the disadvantages of market domination. The Cartel Office could also, in lieu of issuing a prohibition order, allow the transaction subject to conditions and obligations designed to eliminate or restrict any anticompetitive effects in the Federal Republic of Germany resulting from the combination.

     The Purchaser intends to cause a notice to be filed with the Cartel Office and to obtain clearance of the combination by the Cartel Office prior to consummation of the Offer. There can be no guarantee that a challenge to the Offer by the Cartel Office will not be made, or, if such challenge is made, of the result. See Section 18 of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to certain governmental actions.

  Other

     Certain other countries have regulatory requirements that may be applicable to the Offer and the Merger. The parties are in the process of determining whether and to what extent such requirements are applicable and, if so, what impact such requirements would have on the timing of the Offer and the Merger.

  State Law Considerations; Takeover Statutes

     The CCC provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

     A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

     Based on information supplied by the Company, Intel and Purchaser do not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither Purchaser nor Intel has currently complied with any other state takeover statute or regulation. Intel reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Intel might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Intel might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Intel may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

20. FEES AND EXPENSES

     Intel and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Intel and the Purchaser have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Neither Intel nor Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer, other than to the Information Agent. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. MISCELLANEOUS

     The Offer is being made to all holders of Shares other than the Company. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

     EXCEPT FOR THE DEPOSITARY'S AUTHORIZATION TO ENTER INTO AGREEMENTS OR ARRANGEMENTS WITH THE BOOK-ENTRY TRANSFER FACILITY, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR INTEL NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTEL AND PURCHASER.

     Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Intel or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

     Purchaser and Intel have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase, except that they will not be available at the regional offices of the Commission.

                                          INTEL CORPORATION
                                          ESR ACQUISITION CORPORATION

January 29, 2001

                                   SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF INTEL

     The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Intel. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

NAME, AGE, CITIZENSHIP AND                                                         OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                    PRESENT OCCUPATION OR EMPLOYMENT    HELD DURING THE PAST FIVE YEARS
--------------------------                  --------------------------------    -------------------------------
Craig R. Barrett, 61......................  President since 1997; Chief         Chief Operating Officer from
                                            Executive Officer since 1998;       1993 -- 1998; Executive Vice
                                            Director -- Intel since 1992        President from 1990 -- 1997;
                                                                                Director -- Komag, Incorporated
                                                                                from 1990 -- 1999;
                                                                                Director -- U.S. West, Inc.
                                                                                from 1998 -- 2000;
                                                                                Director -- Qwest
                                                                                Communications since 2000
John Browne, 52...........................  Managing Director and Group         Director -- Daimler Benz AG
  British Citizenship                       Chief Executive -- BP Amoco         since 1998; Director -- Goldman
  BP Amoco p.l.c.                           p.l.c. (formerly the British        Sachs Group, Inc. since 1999;
  Britannic House                           Petroleum Company p.l.c.) since     Director -- SmithKline Beecham
  1 Finsbury Circus                         1991; Director -- Intel since       from 1996 to 1999; Trustee --
  London EC2M 7BA                           1997                                British Museum since 1995;
  England                                                                       Director -- Redland PLC from
                                                                                1993 -- 1996
Winston H. Chen, 59.......................  Chairman -- Paramitas Foundation    President, Chief Executive
  Paramitas Foundation                      since 1992; Director -- Intel       Officer and Chairman --
  3945 Freedom Circle,                      since 1993                          Solectron Corporation from
  Suite 760                                                                     1978 -- 1994; Director --
  Santa Clara, CA 95054                                                         Solectron Corporation since
                                                                                1978; Member of Board of
                                                                                Trustees -- Stanford University
                                                                                since 1994; Member of Board of
                                                                                Trustees -- Santa Clara
                                                                                University since 1992;
                                                                                Director -- Edison
                                                                                International from 1994 -- 2000
Andrew S. Grove, 64.......................  Chairman since 1997;                Chief Executive Officer from
                                            Director -- Intel since 1974        1987 -- 1998; President from
                                                                                1979 -- 1997

NAME, AGE, CITIZENSHIP AND                                                         OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                    PRESENT OCCUPATION OR EMPLOYMENT    HELD DURING THE PAST FIVE YEARS
--------------------------                  --------------------------------    -------------------------------
D. James Guzy, 64.........................  Chairman -- The Arbor Company       Director -- Cirrus Logic, Inc.
  The Arbor Company                         since 1969; Director -- Intel       since 1984; Director -- Micro
  P.O. Box 128                              since 1969                          Component Technology, Inc.
  Glenbrook, NV 89413                                                           since 1992; Director --
                                                                                Novellus Systems, Inc. since
                                                                                1989; Director -- Davis
                                                                                Selected Group of Mutual Funds
                                                                                since 1979; Director --
                                                                                Alliance Capital Management
                                                                                Technology Fund since 1980;
                                                                                Chairman, President and Chief
                                                                                Executive Officer -- SRC
                                                                                Computers Inc. since 1996;
                                                                                Director -- PLX Technology,
                                                                                Inc. since 1986
Gordon E. Moore, 72.......................  Chairman Emeritus -- Intel since    Chairman from 1979 to 1997;
                                            1997; Director -- Intel since       Director -- Gilead Sciences,
                                            1968                                Inc. since 1996; Director --
                                                                                Transamerica Corporation from
                                                                                1983 to 1999; Chairman, Board
                                                                                of Trustees -- California
                                                                                Institute of Technology from
                                                                                1994 to 2001;
                                                                                Director -- California
                                                                                Institute of Technology since
                                                                                2001; Director -- Conservation
                                                                                International since 1989;
                                                                                Director -- Varian Associates
                                                                                from 1985 to 1998
David S. Pottruck, 52.....................  President and Co-Chief Executive    Director -- McKesson
  The Charles Schwab Corporation            Officer -- The Charles Schwab       Corporation since 1997;
  101 Montgomery Street                     Corporation since 1984;             Director -- Preview Travel,
  San Francisco, CA 94104                   Director -- Intel since 1998        Inc. from 1998 to 1999;
                                                                                Director -- Bay Area Sports
                                                                                Organizing Committee since
                                                                                1998; Director -- U.S. Ski and
                                                                                SnowBoard Team Foundation since
                                                                                1998; Trustee -- University of
                                                                                Pennsylvania since 1995;
                                                                                Director -- Nasdaq since 1999;
                                                                                Director -- U.S. Trust since
                                                                                2000

NAME, AGE, CITIZENSHIP AND                                                         OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                    PRESENT OCCUPATION OR EMPLOYMENT    HELD DURING THE PAST FIVE YEARS
--------------------------                  --------------------------------    -------------------------------
Jane E. Shaw, 62..........................  Chairman and Chief Executive        Founder -- The Stable Network
  1310 Orleans Drive                        Officer -- AeroGen, Inc. since      since 1995; Chairman of the
  Sunnyvale, CA 94089                       1998; Director -- Intel since       Board -- IntraBiotics
                                            1993                                Pharmaceuticals since 1995;
                                                                                Director -- Aviron from 1996 to
                                                                                2000; Director -- McKesson
                                                                                Corporation since 1992;
                                                                                Director -- Boise Cascade
                                                                                Corporation since 1994;
                                                                                Director -- Point Biomedical
                                                                                Corporation from 1997 to 1999
Leslie L. Vadasz, 64......................  Executive Vice President, Intel     Senior Vice President,
                                            Capital since 2000;                 Corporate Business Development
                                            Director -- Intel since 1988        from 1991 - 2000
David B. Yoffie, 46.......................  Professor of International          Director -- E-Ink Corporation
  Harvard Business School                   Business Administration --          since 1999; Director -- Shiva
  Morgan Hall 215                           Harvard Business School since       Corporation from 1998 to 1999;
  Boston, MA 02163                          1990 (Max and Doris Starr           Director -- Englishtown.com
                                            Professor of International          since 2000
                                            Business Administration since
                                            1993); Director -- Intel since
                                            1989
Charles E. Young, 69......................  Chancellor Emeritus --              Chancellor -- University of
  296 W. Stafford Road,                     University of California, Los       California, Los Angeles from
  Thousand Oaks, CA 91361                   Angeles since 1997;                 1968 to 1997; Chairman of the
                                            Director -- Intel since 1974;       Board of Governors
                                            President -- University of          Foundation -- International
                                            Florida since 2000                  Exchange of Scientific and
                                                                                Cultural Information by
                                                                                Telecommunications since 1987;
                                                                                Trustee -- Nicholas-Applegate
                                                                                Growth-Equity Funds from 1991
                                                                                to 1997; Director -- Nicholas-
                                                                                Applegate Fund, Inc. from 1993
                                                                                to 1997; Director --
                                                                                Canada/United States Fulbright
                                                                                Commission from 1996 to 2000;
                                                                                Director -- University Net from
                                                                                1998 to 1999;
                                                                                Director -- Student Advantage,
                                                                                Inc. since 1999

NAME, AGE, CITIZENSHIP AND                                                         OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                    PRESENT OCCUPATION OR EMPLOYMENT    HELD DURING THE PAST FIVE YEARS
--------------------------                  --------------------------------    -------------------------------
Arthur Rock, 74...........................  Principal -- Arthur Rock &          Director -- AirTouch
  Arthur Rock & Company                     Company since 1969;                 Communications, Inc. from 1994
  One Maritime Plaza,                       Director -- Intel 1968 -- 1999;     to 1999; Director -- Echelon
  Suite 1220                                Director Emeritus -- Intel since    Corporation since 1989;
  San Francisco, CA 94111                   1999                                Trustee -- California Institute
                                                                                of Technology since 1988;
                                                                                Member -- Board of Governors of
                                                                                NASD since 1998
Paul S. Otellini, 50......................  Executive Vice President;           Executive Vice President from
                                            General Manager, Intel              1996 to 1998; Vice President
                                            Architecture Business Group         from 1992 to 1996
                                            since 1998
Gerhard H. Parker, 57.....................  Executive Vice President,           Executive Vice President and
                                            General Manager, New Business       General Manager, Technology and
                                            Group since 1998                    Manufacturing Group from 1996
                                                                                to 1998; Senior Vice President
                                                                                and General Manager, Technology
                                                                                and Manufacturing Group from
                                                                                1992 -- 1996
Sean M. Maloney, 44.......................  Executive Vice President,           Senior Vice President,
  British Citizenship                       Director, Sales and Marketing       Director, Sales and Marketing
                                            Group since 2001                    Group from 1998 to 2001; Vice
                                                                                President, Sales and General
                                                                                Manager, Asia-Pacific
                                                                                Operations from 1995 -- 1998;
                                                                                Technical Assistant to the
                                                                                Chairman and Chief Executive
                                                                                Officer from 1992 -- 1995
Albert Y.C. Yu, 60........................  Senior Vice President and           Senior Vice President and
                                            General Manager, Optoelectronics    General Manager, Intel
                                                                                Microprocessor Products Group
                                                                                from 1993 - 2000;
                                                                                Director -- Power One from 1997
                                                                                to 1999; Director -- Oak
                                                                                Technology since 1999
Andy D. Bryant, 50........................  Executive Vice President since      Senior Vice President from 1999
                                            2001; Chief Financial Officer       to 2001
                                            since 1994
F. Thomas Dunlap, Jr., 50.................  Senior Vice President, General      Vice President, General Counsel
                                            Counsel and Secretary since 2001    and Secretary from 1987 to 2001
Arvind Sodhani, 46........................  Vice President and Treasurer        N/A
                                            since 1988

Michael R. Splinter, 50.                    Executive Vice President        Senior Vice President from
                                            since 2000; General Manager,    1999 to 2000
                                            Technology and
                                            Manufacturing Group since
                                            1998

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, age business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the person listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

NAME, AGE, CITIZENSHIP AND                                                         OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                    PRESENT OCCUPATION OR EMPLOYMENT    HELD DURING THE PAST FIVE YEARS
--------------------------                  --------------------------------    -------------------------------
Cary I. Klafter, 52.......................  Director of Corporate Affairs       Partner, Morrison & Foerster
                                            since 1996; Vice President,         from prior to 1995 to 1996.
                                            Secretary and Director --
                                            Purchaser since 2000
Suzan A. Miller, 36.......................  General Counsel of Intel Capital    Senior Attorney from 1991 --
                                            since 1999; President and           1999
                                            Director -- Purchaser since 2000
Arvind Sodhani, 46........................  Vice President and Treasurer        N/A
                                            since 1988; Vice President and
                                            Treasurer -- Purchaser since
                                            2000

      PERSONS WHO MAY BE DESIGNATED BY INTEL TO SERVE ON THE COMPANY BOARD

     The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each person Intel may designate as a member of the Company Board pursuant to the terms of the Merger Agreement. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

      NAME OF INTEL DESIGNEE        AGE         PRINCIPAL OCCUPATION DURING PAST FIVE (5) YEARS
      ----------------------        ---         -----------------------------------------------
Leslie L. Vadasz..................  64    Executive Vice President of Intel since 2000; Director of
                                          Intel since 1988.
Arvind Sodhani....................  46    Vice President and Treasurer of Intel since 1988; Vice
                                          President and Treasurer of Purchaser since 2000.
Cary I. Klafter...................  52    Director of Corporate Affairs of Intel since 1996; Vice
                                          President, Secretary and Director of Purchaser since 2000.
                                          Partner, Morrison & Foerster from 1994 to 1996.
Suzan A. Miller...................  36    General Counsel of Intel Capital since 1999; Senior
                                          Attorney of Intel from 1991 to 1999; President and Director of Purchaser since 2000.
Tiffany Doon Silva................  34    Senior Attorney of Intel since 1999; Associate, Gibson,
                                          Dunn & Crutcher LLP, from 1995 to 1999.

                                    ANNEX A

            TEXT OF SECTION 1300 OF THE CALIFORNIA CORPORATIONS CODE

SEC.1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
          PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC.1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
          PURCHASE; TIME; CONTENTS.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC.1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFIED
          SECURITIES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC.1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
          VALUE; FILING; TIME OF PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC.1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
          MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC.1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT;
          PAYMENT; APPEAL; COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) or Section
1301).

SEC.1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC.1307. DIVIDENDS ON DISSENTING SHARES.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC.1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
          DEMAND FOR PAYMENT.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC.1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC.1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
          LITIGATION OF SHAREHOLDERS' APPROVAL.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC.1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC.1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER
          OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

           By Mail:                  By Overnight Courier:                 By Hand:
        Citibank, N.A.                  Citibank, N.A.                  Citibank, N.A.
         P.O. Box 685               915 Broadway, 5th Floor         Corporate Trust Window
      Old Chelsea Station          New York, New York 10010       111 Wall Street, 5th Floor
   New York, New York 10113                                        New York, New York 10043

          By Facsimile Transmission:             Confirm Receipt of Facsimile Transmission
                                                             by Telephone Only:
       (For Eligible Institutions Only)                        (800)270-0808
                (212) 505-2248

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                 77 Water Street New York, New York 10005-4495
                          Call Collect: (212) 269-5550
                         Call Toll-Free: (800) 628-8528